Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

by and among

DECISION STRATEGIES INTERNATIONAL, INC.,

DECISION STRATEGIES INTERNATIONAL (UK) LIMITED,

THE SHAREHOLDERS SET FORTH ON ANNEX I,

PAUL J. H. SCHOEMAKER, IN HIS CAPACITY AS THE SHAREHOLDERS’ REPRESENTATIVE,

HEIDRICK & STRUGGLES, INC.,

HEIDRICK & STRUGGLES LEADERSHIP CONSULTING LTD.

and

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

FEBRUARY 9, 2016

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 9, 2016, by and among (i) Heidrick & Struggles, Inc., a Delaware corporation (“Heidrick U.S.”), (ii) Heidrick & Struggles Leadership Consulting Ltd., a private company limited by shares in the United Kingdom (“Heidrick UK,” and together with Heidrick U.S., each a “Buyer,” and together, “Buyers”), (iii) Decision Strategies International, Inc., a Pennsylvania corporation (“DSI”), (iv) Decision Strategies International (UK) Limited, a private company limited by shares in the United Kingdom (“DSI Limited, ” and together with DSI, each a “Seller,” and collectively, “Sellers”), (v) each of the individuals listed on Annex I attached hereto (the “Shareholders,” and collectively with Sellers, the “Seller Parties”), (vi) Paul J. H. Schoemaker, in his capacity as the Shareholders’ representative (the “Shareholders’ Representative”) and (vii) solely for purposes of Section 11.1, Heidrick & Struggles International, Inc., a Delaware corporation (“Guarantor”). Buyers, Sellers and the Shareholders are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.”

WHEREAS, Sellers are engaged in the business of providing consulting services and executive education in the areas of scenario-based strategy formulation and alignment, leadership and organizational development (the “Business”);

WHEREAS, subject to the terms and conditions set forth herein, Sellers desire to sell to Buyers substantially all of the business, assets and properties, operating as a going concern, related to the operation of the Business (other than the Excluded Assets (hereinafter defined)), and Buyers desire to purchase from Sellers such assets and assume from Sellers certain liabilities with respect to the Business (other than the Excluded Liabilities (hereinafter defined)); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, covenants, agreements and understandings contained herein and intending to be legally bound, the Parties hereto hereby agree as follows:

ARTICLE 1: CERTAIN DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

“2015 Bonus Amounts” means bonus amounts that have been or should have been accrued for in accordance with GAAP or are payable to any employee or consultant of a Seller for the period ending December 31, 2015 (and not earned as a result of the transactions contemplated by this Agreement), including the employer portion of any payroll, social security, unemployment or other similar Taxes related thereto.

“2016 Bonus Amounts” means bonus amounts that have been or should have been accrued for in accordance with GAAP or are payable to any employee or consultant of a Seller beginning on January 1, 2016 through the Closing Date (and not earned as a result of the transactions contemplated by this Agreement), including the employer portion of any payroll, social security, unemployment or other similar Taxes related thereto.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Agreements” means each agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Parties in connection with the consummation of the transactions contemplated by this Agreement, including the employment agreements and the consulting agreement, in each case only as applicable to the relevant Party or Parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Business Day” means any day that is not a Saturday or Sunday or other day on which banks in Chicago, Illinois or Conshohocken, Pennsylvania are authorized or required by Law or executive order to close.

“Business Employees” means all of Sellers’ employees as of the Closing Date that provide services related to the Business, including all active employees and inactive employees as of the Closing Date for any reason (including as a result of leave of absence, disability or illness), as set forth on Schedule 1.1.

“Buyer Parties” means Buyers and their respective Affiliates and each of their respective members, shareholders, officers, directors, managers, employees, agents, representatives, successors and assigns.

“Client” means any Person for whom, from which, or for the benefit of whom, directly or indirectly, any Seller provided services within the 24 months immediately prior to the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section will be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Continuing Shareholders” means Steve Krupp, Roch Parayre and Toomas Truumees.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with any Seller or (ii) which together with any Seller is treated as a single employer under Section 414(t) of the Code.

“GAAP” means Unites States generally accepted accounting principles, as in effect from time to time.

“Holdback Amount” means $250,000.

“Indebtedness” means (i) any indebtedness for borrowed money; (ii) any indebtedness evidenced by any note, bond, debenture or other debt security; (iii) any liabilities or obligations for the deferred purchase price of property or services with respect to which any Seller is liable, contingently or otherwise, as obligor or otherwise (other than account payables which are not more than 30 days past due and which are included in the calculation of Net Working Capital); (iv) any commitment by which any Seller assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (v) any indebtedness guaranteed in any manner by any Seller (including guarantees in the form of an agreement to repurchase or reimburse); (vi) any indebtedness or liabilities secured by a Lien (other than Permitted Liens arising by operation of law) on any Seller’s assets; (vii) any amounts owed to Affiliates of Sellers (including intercompany trade and accounts payable, but excluding salaries, bonuses, commissions, paid time off, severance, change of control or other compensation or employee benefits of any nature owed to any employee or consultant of Sellers); and (viii) all interest, fees and other expenses owed with respect to indebtedness described in clauses (i) through (vii).

“Intellectual Property Rights” means any and all of the following in any jurisdiction throughout the world, by whatever name or term known or designated, tangible or intangible, whether arising by operation of law, contract, or otherwise: (i) all inventions (whether or not patentable or reduced to practice), all improvements thereto, all patents and patent applications, and all patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith (collectively, “Patents”); (ii) all trademarks, service marks, designs, trade dress, logos, slogans, trade names, business names, corporate names, Internet domain names, and all other indicia of origin and combinations thereof (including initials or acronyms), all applications, registrations, and renewals in connection therewith, and all goodwill associated with any of the foregoing (collectively, “Trademarks”); (iii) all published or unpublished works of authorship (whether or not copyrightable), whether registered or unregistered, data collections, mask work rights, website content, rights to compilations, collective works, derivative works or other copyrightable works and all applications, registrations, and renewals in connection therewith any of the foregoing (collectively, “Copyrights”); (iv) all trade secrets, discoveries, know-how, technologies, processes, techniques, protocols, methods, formulae, algorithms, compositions, industrial models, architectures, layouts, designs, drawings, plans, specifications, methodologies, ideas, research and development, and confidential information (including technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) (collectively, “Trade Secrets”); (v) all software, including source code, object code, systems, tools, data (in any form or format), databases, firmware, development tools, design tools, user interfaces and related documentation (collectively, “Software”); (vi) all other proprietary and intellectual property rights; and (vii) all copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium).

“IRS” means the Internal Revenue Service.

“Knowledge” and terms of similar import mean the actual knowledge of Paul J. H. Schoemaker, Roch Parayre, Steve Krupp, Toomas Truumees, Howard Cohen, and Arnoud van den Berg.

“Liability” means any claim, debt, liability, obligation or commitment of any nature whatsoever (whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due), whenever or however arising (including those arising out of any contract or tort, whether based on negligence, strict liability or otherwise) and including all costs and expenses related thereto.

“Lien” means any lien (statutory or otherwise), hypothecation, encumbrance, claim, security interest, mortgage, pledge, right of first refusal or similar restriction, charge, preference, priority, security agreement, easement, covenant, encroachment, option, Tax (including foreign, federal, state and local Tax), of any kind or nature, whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, contingent or non- contingent, material or non-material, known or unknown.

“Loss” means any loss, cost, demand, damage, judgment, settlement, Tax, penalty, fine or expense (including interest, penalties, reasonable attorneys’ fees and expenses actually incurred in connection therewith and all reasonable amounts actually paid in investigation, defense or settlement of any of the foregoing), including indirect, incidental, or consequential losses (including, lost profits, revenue or income, or damages arising from the interruption of business, diminution in value (other than diminution in value to the extent calculated based upon a multiple), and loss of business reputation or opportunity), but excluding special or punitive damages and any damages calculated based on any type of multiple (including multiples of profits, earnings before interest, taxes, depreciation or amortization, revenues or diminution in value).

“Material Adverse Effect” means any event, fact, condition, change, circumstance, occurrence or effect which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects has had, or would be reasonably be expected to have, (i) a material adverse effect on the condition (financial or otherwise) of the Purchased Assets or the results of operations of the Business, taken as a whole, other than an event, fact, condition, change, circumstance, occurrence or effect resulting from an Excluded Matter, or (ii) the effect of preventing, materially delaying, making illegal or otherwise materially interfering with the consummation of the transactions contemplated by this Agreement. For purposes of this definition, “Excluded Matter” means any one or more of the following: (a) any failure by Sellers to meet any internal projections, forecasts or revenue or earnings predictions (provided, that clause (a) will not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)), (b) changes in accounting rules or applicable laws, or the enforcement, implementation or interpretation thereof, (c) conditions generally affecting the industry in which Sellers operate, (d) conditions generally affecting the United States and United Kingdom economies, financial systems or securities markets or (e) the effect of any change arising in connection with natural disasters such as earthquakes or hurricanes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; provided, however, that the extent to which such event, fact, condition, change, circumstance, occurrence or effect described in clauses (b)–(e) materially and disproportionately has had, or could reasonably be expected to have, a greater impact on Sellers as compared to the adverse impact on the industry in which Sellers operate will be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect with respect to Sellers.

“Net Working Capital” means (i) all receivables (net of reserves), work in progress (including unbilled fees and reimbursable expenses), VAT receivable and prepaid expenses included in the Purchased Assets minus (ii) an amount equal to the sum of (A) all accounts payable, VAT payable, deferred income, (B) $20,000 of relocation expenses for Sarah Schwab under the employment agreement entered into in connection with this Agreement, to the extent such amount is actually expended by Buyers upon such relocation in 2016, with any amount not so expended on the relocation to be refunded to DSI promptly after the relocation is complete or it is determined that the relocation is not going to occur in 2016, and (C) any other current liabilities included in the Assumed Liabilities, in each case to the extent that such items are characterized as current assets and current liabilities in accordance with GAAP, consistently applied, but excluding items that constitute (1) Indebtedness, (2) Transaction Expenses, (3) any Liabilities associated with any Employee Plan, including the Decision Strategies International, Inc. 401(k) Profit Sharing Plan (the “DSI 401k Plan”) and any legacy profit sharing plan, and (D) unusual, non-recurring, non-operating or related party items.

“Non-compete Period” means a period of four years following the Closing Date.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Straddle Period, the portion of such Tax period ending on the Closing Date.

“Prospective Client” means any Person for whom, from which, or for the benefit of whom, directly or indirectly, Sellers solicited any business or to which any Seller has submitted any written or oral bid or proposal to provide services or information or conduct business, within the 24 months immediately prior to the Closing Date.

“Restricted Territory” means the United States and the United Kingdom.

“Straddle Period” means a Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Strategic” means Strategic Radar, Inc., a Delaware corporation and a wholly-owned subsidiary of DSI.

“Strategic Software Product” means the software product owned by Strategic Radar, Inc., including all components, links, source code, object code, operating systems and specifications, data, utilities, graphical user interfaces, menus, images, icons, links, forms, methods of processing, software engines, platforms, and data formats, all versions, updates, corrections, enhancements, and modifications thereto, and all related documentation, developer notes, comments and annotations.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (B) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.

“Target Working Capital” means $1,500,000.

“Tax” or “Taxes” means any (i) federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, gross margins, personal property, sales, use, transfer, registration, VAT, alternative or add-on minimum, estimated, payment in lieu of or other tax of any kind whatsoever (including any fee or penalty for the failure to file or timely file any Tax Return), and including any interest, penalty, or addition thereto, whether disputed or not, (ii) Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Tax period, (iii) Liability under any state abandonment or unclaimed property, escheat or similar law, and (iv) Liability for the payment of any amounts of the type described in clause (i), (ii) or (iii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify or pay any other Person.

“Tax Returns” means any report, return, election, document, declaration or other information or filing, including any amendments thereto, supplied or required to be supplied to any Taxing Authority with respect to Taxes, including information returns, and any return, attachment or schedule of an affiliated, combined or unitary group, claims for refund and any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information and including TD Form 90-22.1 (and its successor form, FinCEN Form 114).

“Taxing Authority” means the IRS and any state, local, or foreign Governmental Authority, or their agents, responsible for the assessment, collection, imposition or administration of any Taxes.

“Transaction Expenses” means the aggregate amount of (i) all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred by Sellers which Sellers are obligated to pay pursuant to the terms of this Agreement and the transactions contemplated hereby, to the extent not paid by Sellers before the Closing and (ii) change of control, severance, retention or other payments (regardless of form), paid or payable by Sellers to their officers, managers, employees, consultants or any third party as a result of the consummation of the transactions contemplated by this Agreement and based on contracts or agreements in effect as of the Closing Date, and including the employer portion of any payroll, social security, unemployment or similar Taxes owed in connection with such payments.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section will be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“UK Business” means the Business carried on by DSI Limited.

“UK Purchased Assets” means those Purchased Assets being sold by DSI Limited pursuant to this Agreement.

“VAT” means any value added Tax, goods and services Tax or similar Tax.

1.2 Additional Definitions. Each of the following terms has the meaning ascribed to such term in the Article or Section set forth opposite such term:

Term	Article/Section

Agreement	Preamble
Arbitration Firm	3.3(b)
Assumed Contracts	2.1(a)(vi)
Assumed Liabilities	2.2(a)
Basket Amount	10.3(a)
Business	Recitals
Buyers	Preamble
Claim Dispute Notice	10.5
Closing	3.1
Closing Date	3.1
Closing Working Capital	3.3(a)
Closing Payment	3.2(a)
Commencement Date	7.8
Confidentiality Agreement	7.2
Direct Claim Notice	10.5
Dispute Notice	3.4(d)

Drop Dead Date	8.4(b)(i)
DSI	Preamble
DSI Limited	Preamble
Effective Time	3.1
Employee Plan	4.14(a)
Estimated Working Capital	3.2(b)
Excluded Assets	2.1(c)
Excluded Liabilities	2.2(b)
Final Allocation	3.5
Final Closing Payment	3.3(d)
Financial Statements	4.4
Fundamental Representations	10.1
Governmental Authority	4.2(b)
Indemnified Party	10.4(a)
Indemnifying Party	10.4(a)
Latest Balance Sheet	4.4
Leased Real Property	4.7(a)
Leases	4.7(a)
Licensed Shareholder Intellectual Property	2.1(b)
Major Client	4.21
Material Contracts	4.10(a)
Objection Notice	3.3(b)
Organizational Documents	2.1(c)(iii)
Party/Parties	Preamble
Permits	4.19(b)
Permitted Liens	4.8(a)
Post Closing Consideration	3.4(a)
Post Closing Period	3.4(a)
Preliminary Allocation	3.5
Proposed Final Allocation	3.5
Purchase Price	3.2(a)
Purchased Assets	2.1(a)
Regulations	7.9
Seller Systems	4.11(e)
Sellers	Preamble
Seller Intellectual Property Rights	4.11(a)
Seller Parties	Preamble
Shareholders	Preamble
Shareholders’ Representative	Preamble
Third Party Claim	10.4(a)
Transferred Employees	7.8
Transfer Taxes	9.3(a)
UK Employees	7.9
Working Capital Statement	3.3(a)

ARTICLE 2: PURCHASE AND SALE OF PURCHASED ASSETS

2.1 Basic Transaction.

(a) Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, (1) Heidrick U.S. will purchase from DSI, and DSI will sell, convey, assign, transfer and deliver to Heidrick U.S., and (2) Heidrick UK will purchase from DSI Limited, and DSI Limited will sell, convey, assign, transfer and deliver to Heidrick UK, all right, title and interest of such Seller in and to the assets, properties, rights, titles and interests of every kind and nature owned, licensed or leased by such Seller (including indirect and other forms of beneficial ownership) as of the Closing Date (except to the extent constituting Excluded Assets pursuant to Section 2.1(c)), which are used in the Business, whether tangible or intangible, real or personal and wherever located and by whomever possessed, including the Intellectual Property Rights described in Section 2.1(b) (collectively, the “Purchased Assets” as a going concern), free and clear of all Liens (other than Permitted Liens), including the following:

(i) all accounts receivable and work in progress (whether billed or unbilled as of the Closing Date) to the extent such items are included in the calculation of Net Working Capital;

(ii) all credits, prepaid expenses, deferred charges, advance payments, security deposits and other prepaid items of Sellers to the extent such items are included in the calculation of Net Working Capital;

(iii) all claims, refunds, credits, causes of action, choses in action, rights of recovery and rights of set-off of Sellers of any kind, to the extent arising from the Purchased Assets, including any VAT receivables that are included in the calculation of Net Working Capital;

(iv) all Client work and Client work product owned by Sellers arising in connection with the Business that has been performed or is in the process of being performed on the Closing Date, and all work product, pitch materials and other information related to Prospective Clients;

(v) all Intellectual Property Rights owned by, issued to, licensed or used by Sellers, including the fully paid up, royalty free, worldwide, irrevocable, exclusive (except with respect to the US Navy, which to the Knowledge of Sellers had rights to use the Strategic Software Product but has not within the past five years), perpetual, sublicenseable through multiple tiers, transferable license to use the Strategic Software Product, along with all of Sellers’ interest in income, royalties, damages and payments accrued, due or payable to Sellers as of the Closing Date or thereafter (including damages and payments for past, present or future infringements or misappropriations thereof by third parties, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world, solely to the extent arising from Purchased Assets);

(vi) (A) the contracts, agreements and leases, including amendments and supplements, modifications, and side letters or agreements, listed on Schedule 2.1(a)(vi),

which, for the avoidance of doubt, will not include any Employee Plans or agreements and leases not listed on Schedule 2.1(a)(vi), and (B) any contracts or agreements entered into by Sellers between the date hereof and the Closing Date for which Sellers have received Buyers’ prior written consent as contemplated by Section 7.1(b) (collectively, the “Assumed Contracts”);

(vii) all leasehold improvements and all equipment (including all office equipment), fixtures, trade fixtures, and furniture, in each case owned by Sellers, located in any building, office or other space leased, owned or occupied by Sellers or in any warehouse or other storage facility where any of Sellers’ properties and/or assets may be located;

(viii) all office supplies, production supplies, spare parts, other miscellaneous supplies and other tangible property of Sellers of any kind located in any building, office or other space leased, owned or occupied by Sellers or in any warehouse or other storage facility where any of Sellers’ properties and/or assets may be located;

(ix) all lists, records and other information pertaining to accounts and referral sources; all lists, records and other information pertaining to suppliers and customers; and all drawings, reports, studies, plans, books, ledgers, files and business and accounting records of every kind (including all financial, business, sales and marketing plans and information); in each case whether evidenced in writing, electronic data, computer software or otherwise;

(x) all advertising, marketing and promotional materials, all archival materials and all other printed or written materials;

(xi) all permits, licenses, certifications, authorizations, approvals and similar rights from all permitting, licensing, accrediting and certifying agencies (including all of the foregoing listed or described on Schedule 2.1(a)(xi)), and the rights to all data and records held by such agencies;

(xii) all goodwill as a going concern and all other intangible property; and

(xiii) all other properties, assets and rights owned by Sellers as of the Closing Date, or in which any Seller has an interest (solely to the extent of such interest), and which are not otherwise Excluded Assets.

(b) Shareholder Intellectual Property License. Effective as of the Closing, each Shareholder hereby grants to Buyers and their Affiliates a fully paid up, royalty free, worldwide, irrevocable, non-exclusive, perpetual, sublicenseable through multiple tiers, transferable license to the Licensed Shareholder Intellectual Property, to (i) use, make, have made, lease, provide, sell, offer for sale, import and otherwise dispose of products, systems, processes, methods and services, and (ii) to reproduce, perform, display, distribute, modify, adapt, make derivative works of, and otherwise exploit the Licensed Shareholder Intellectual Property. “Licensed Shareholder Intellectual Property” means all Intellectual Property Rights, excluding Trademarks, used or held for use by Sellers prior to the Closing Date, and owned by or licensed to (to the extent sublicenseable) any Shareholder as of the Closing Date.

(c) Excluded Assets. Notwithstanding the foregoing, the following properties, assets and rights (the “Excluded Assets”) are expressly excluded from the purchase and sale contemplated hereby and, as such, are not included in the Purchased Assets:

(i) all cash and cash equivalents of Sellers, but excluding any security deposits;

(ii) all ownership interests in each Seller and DSI’s ownership interest in Strategic;

(iii) each Sellers’ articles of incorporation, bylaws, memorandum of association or articles of association, as applicable (collectively, “Organizational Documents”), qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, statutory books and registers, and other documents relating solely to the organization, maintenance and existence of each Seller as a corporation or company limited by shares, as applicable;

(iv) other than VAT receivables, claims for and rights to receive Tax refunds with respect to Tax periods (or portions thereof) ending on or prior to the Closing Date to the extent such Taxes were paid by Sellers, and Tax Returns with respect to Tax periods (or portions thereof) ending on or prior to the Closing Date, and any notes, worksheets, files or documents relating thereto;

(v) receivables owed to Sellers from Shareholders, directors, officers, employees, consultants or Affiliates;

(vi) the Purchase Price and all other rights of Sellers under or pursuant to this Agreement and the Ancillary Agreements;

(vii) insurance policies owned or maintained by Seller and claims thereunder, including insurance policies on the lives of any Shareholders, and the cash surrender values and prepaid premiums with respect to such policies;

(viii) the Employee Plans and all assets and contracts related thereto, and all assets held with respect thereto; and

(ix) all other assets and properties of Seller specifically listed or described on Schedule 2.1(c)(ix).

2.2 Assumption of Liabilities.

(a) Assumed Liabilities. Subject to the conditions set forth in this Agreement, in addition to the Purchase Price and as additional consideration for the Purchased Assets, as of the Closing, Heidrick U.S. will assume from DSI, and Heidrick U.K. will assume from DSI Limited, only the following debts, liabilities and obligations of Sellers to the extent such debts, liabilities and obligations relate to the Business (collectively, the “Assumed Liabilities”):

(i) except as otherwise provided in Section 2.2(b), all of Sellers’ accounts payable, including VAT payables, but only to the extent such items are not more than 30 days past due and are included in the calculation of Net Working Capital;

(ii) Sellers’ obligations (A) with respect to accrued payables owed to subcontractors working on pending engagements as of the Closing and (B) the relocation expense of moving Sarah Schwab from Geneva, Switzerland to Philadelphia or Conshohocken, Pennsylvania, up to an aggregate amount of $20,000;

(iii) Sellers’ obligations under the Assumed Contracts to the extent arising after the Closing Date, but only to the extent such Assumed Contracts are assigned to Buyers or Buyers otherwise receive the rights and benefits of such Assumed Contracts pursuant to Section 3.6, and specifically excluding any Liability relating to or arising out of such Assumed Contracts as a result of (A) any breach of such Assumed Contracts occurring on or prior to the Closing Date, except for any such breach due to the failure to obtain consent to assignment of any such Assumed Contract to Buyers; (B) any claim for or obligation to pay refunds arising prior to the Closing Date; (C) any violation of law, breach of warranty, tort or infringement occurring on or prior to the Closing Date; or (D) any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand that arises as a result of a matter referred to in clauses (A), (B) or (C) above or that is filed prior to the Closing Date; and

(iv) all liabilities and obligations arising from Buyers’ operation of the Purchased Assets or the Business after the Closing Date.

(b) Liabilities Not Assumed. Notwithstanding anything to the contrary in this Agreement, except for the Assumed Liabilities, Buyers will not assume or in any way become liable for any of Sellers’ Indebtedness or Liabilities of any nature whatsoever, whether accrued, absolute, contingent or otherwise, whether known or unknown, whether due or to become due, whether related to the Business or the Purchased Assets and whether disclosed on the Schedules attached hereto, and regardless of when or by whom asserted, including all of the following (collectively referred to herein as the “Excluded Liabilities”):

(i) any Liabilities of Sellers under this Agreement, the Schedules attached hereto and any Ancillary Agreement;

(ii) any Liabilities of Sellers for expenses, fees or Taxes incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby (including all attorneys’ and accountants’ fees, brokerage fees and Transfer Taxes), except for the portion of the Taxes to be paid by Buyers pursuant to Sections 9.3 and 9.6;

(iii) any Liabilities (A) of Sellers for Taxes, other than VAT payables as set forth in Section 2.2(a)(i), for any period without regard to whether such Taxes relate to periods (or portions thereof) ending on or prior to the Closing Date, except for the portion of the Taxes to be paid by Buyers pursuant to Sections 9.3 and 9.6, (B) for Taxes that relate to the operation and ownership of the Purchased Assets or the Business for any Pre-Closing Tax Period, (C) for payments under any Tax allocation, sharing or similar agreement, other than pursuant to this Agreement, to which any Seller or the Purchased Assets is subject, (D) from obligations imposed under any bulk transfer Law of any jurisdiction, under any de facto merger Law, successor liability law or any other law or as a result of the application of Section 6901 of the Code or any similar law and (v) for the portion of the Taxes to be paid by Sellers pursuant to Sections 9.3 and 9.6;

(iv) all Liabilities based upon, arising out of or otherwise in respect of any Employee Plans;

(v) all Liabilities based upon, arising out of or otherwise in respect of any current or former employees, consultants or independent contractors of Sellers, other than (A) accrued payables owed to subcontractors working on pending engagements as of the Closing and to the extent included in the calculation of Net Working Capital and (B) the relocation expense of moving Sarah Schwab from Geneva, Switzerland to Philadelphia or Conshohocken, Pennsylvania, up to an aggregate amount of $20,000;

(vi) any Liabilities arising prior to the Closing with respect to the misclassification of an employee as an independent contractor under applicable laws or the misclassification of any employee as exempt or non-exempt under the Fair Labor Standards Act;

(vii) any Liability with respect to any products that were sold or services that were performed by or on behalf of Sellers or the Shareholders prior to the Closing, including professional or product liability, infringement claims and any related claims and litigation arising prior to, on or after the Closing Date;

(viii) all Liabilities of Sellers owing to any current or former Affiliates, shareholders or any other Person owning or purporting to own any equity interest in or with respect to any Seller for any reason whatsoever;

(ix) any Liability relating to workers’ compensation claims which were filed or presented on or before the Closing Date or which are filed or presented after the Closing Date but relate to claims and/or injuries first arising on or before the Closing Date;

(x) Liabilities arising (A) by reason of any violation or alleged violation of any federal, state, local or foreign law or any requirement of any Governmental Authority by Sellers and (B) by reason of any breach or alleged breach by any Seller of any Assumed Contract prior to the Closing, except (subject to Section 10.2(a)(i)) for any breach of an Assumed Contract due to the failure to obtain consent to assignment of any such Assumed Contract to Buyers;

(xi) any Liabilities arising in connection with any pending or threatened legal action, proceeding or claim arising out of or in connection with any Seller’s conduct of the Business, any other conduct of Sellers, Sellers’ officers, directors, employees, consultants, agents or advisors on or prior to the Closing Date;

(xii) any Liabilities for Indebtedness;

(xiii) any Liabilities for Transaction Expenses;

(xiv) any Liabilities in respect of any of the Excluded Assets (including under any contracts, leases, commitments or understandings related thereto);

(xv) any Liabilities for which Buyers may become liable for as a result of or in connection with the failure by Buyers or Sellers to comply with any bulk sales or bulk transfers laws or as a result of any “de facto merger” or “successor-in-interest” theories of liability;

(xvi) any Liabilities of Strategic, including Liabilities of Strategic for Taxes; and

(xvii) the Liabilities specifically identified and described on Schedule 2.2(b)(xvi).

For purposes of this Section 2.2(b), “Seller” will be deemed to include all Subsidiaries of each Seller and any predecessors to each Seller and any Person with respect to which each Seller is a successor-in-interest (including by operation of law, merger, liquidation, consolidation, assignment, assumption or otherwise). Each Seller hereby acknowledges that it is retaining the Excluded Liabilities, to the extent applicable, and such Seller will (and the Shareholders will cause such Seller to) pay, discharge and perform all such Liabilities promptly when due.

2.3 Further Transfers; Transition Assistance. Sellers will execute and deliver such instruments of conveyance and transfer and take such additional action as Buyers may reasonably request to effect, consummate, confirm or evidence the transfer to Buyers of the Purchased Assets, the assumption by Buyers of the Assumed Liabilities and the conduct by Buyers of the Business (including with respect to obtaining and maintaining all licenses, permits, authorizations, accreditations and consents necessary or desirable in connection therewith), and Sellers will execute such documents as may be necessary to assist Buyers in preserving or perfecting its rights in the Purchased Assets and their ability to conduct the Business. Buyers will execute and deliver such instruments of assumption and other document as Sellers may reasonably request to effect, consummate, confirm or evidence the assumption by Buyers of the Assumed Liabilities. Following the Closing, Sellers and Buyers agree to cooperate with each other and to provide each other with all information and documentation reasonably necessary to permit the preparation and filing of all federal, state, local and other Tax Returns with respect to the Business; provided, however, that Sellers and Buyers, as applicable, will reimburse the other for such other Party’s reasonable out-of-pocket expenses in connection therewith. Except as permitted pursuant to Schedule 9.4, Sellers and the Shareholders agree that subsequent to the Closing they will refer all Client and Prospective Client inquiries with respect to the Business to Buyers.

ARTICLE 3: PURCHASE PRICE; CLOSING

3.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place via the electronic exchange of execution versions of the Ancillary Agreements and the signature pages thereto, on the Business Day following satisfaction or waiver of all of the conditions to the Closing set forth in Article 8 (other than those that by their nature can and will be satisfied only at the Closing), or such other date as the Parties may mutually agree upon in writing (the “Closing Date”) The Closing will be effective at 11:59 p.m. on the Closing Date (the “Effective Time”).

3.2 Purchase Price; Payments at Closing.

(a) Purchase Price. In consideration for the Purchased Assets, Buyers will assume the Assumed Liabilities and pay (or cause to be paid) in cash to Sellers an amount equal to (i) $9,200,000 minus (ii) the Holdback Amount, minus (iii) the amount, to the extent greater than zero, by which Target Working Capital exceeds Estimated Working Capital, plus (iv) the amount, to the extent greater than zero, by which Estimated Working Capital exceeds Target Working Capital (collectively, clauses (a)(i) – (a)(iv), the “Closing Payment”), and (vi) plus the right to any additional cash payment as and to the extent set forth in Section 3.4 (collectively, clauses (a)(i) – (a)(v), the “Purchase Price”).

(b) Closing Date Determination. Not more than five Business Days, but in no event less than one Business Day, before the Closing Date, Sellers and Buyers will, in good faith and in accordance with GAAP, jointly estimate Net Working Capital as of the day prior to the Closing Date, using the principles of preparation used to prepare Schedule 3.3(a). The amount of Net Working Capital as estimated pursuant to this Section 3.2(b) is referred to herein as “Estimated Working Capital.”

(c) Payments at Closing. At the Closing, Buyers will:

(i) retain the Holdback Amount, to be paid (if applicable) to DSI in accordance with Section 3.3; and

(ii) pay to Sellers the Closing Payment by wire transfer of immediately available funds to an account or accounts designated by Sellers at least two Business Days prior to Closing, for distribution by Sellers to the Shareholders as set forth on Annex I.

(d) Withholding. Notwithstanding anything to the contrary in this Agreement, Buyers will be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, such amounts as Buyers or their Affiliates may be required to deduct and withhold with respect to any such deliveries and payments under applicable law. If Buyers determine that any deduction or withholding is required in respect of a payment pursuant to this Agreement, Buyers will provide written notice to the Shareholders’ Representative at least five Business Days prior to the date on which such payment is to be made, with a written explanation substantiating the requirement to withhold. If the Shareholders’ Representative reasonably disagrees with the amount of the withholding, the Parties’ respective tax advisors will cooperate in good faith to agree promptly on the appropriate amount of withholding. To the extent that amounts are so withheld, they will be treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made.

(e) Distribution of Purchase Price. Each of the Shareholders acknowledges and agrees that such Shareholder will not receive any payments from Buyers under this Agreement. Buyers assume no responsibility for the amounts paid or payable by Sellers to the Shareholders in connection with proceeds received by Sellers pursuant to this Agreement, including the amount, timing or calculation of any payments made in connection with Sellers’ Employee Plans, the distribution percentages set forth on Annex I, or allocation of distributions made by DSI to the Continuing Shareholders of the payment received pursuant to Section 3.4. Each of the Shareholders releases Buyers from any Liability with respect to such payments and agrees not to seek payment of any such amounts directly from Buyers.

3.3 Post Closing Purchase Price Adjustment.

(a) Within 60 days after the Closing Date, Buyers will prepare and deliver, or cause to be prepared and delivered, to DSI a net working capital statement (the “Working Capital Statement”), setting forth the calculation of the Net Working Capital as of the Effective Time (the “Closing Working Capital”). The Working Capital Statement will be prepared in accordance with GAAP using the principles of preparation used to prepare Schedule 3.3(a).

(b) Within 30 days following receipt by DSI of the Working Capital Statement, DSI may deliver written notice (an “Objection Notice”) to Buyers of any dispute it has with respect to the preparation or content of such statement. An Objection Notice must describe in reasonable detail the items contained in the Working Capital Statement that DSI disputes and the basis for any such disputes. Any items not disputed in the Objection Notice will be deemed to have been accepted by all Seller Parties. If DSI does not deliver an Objection Notice with respect to the Working Capital Statement within such 30-day period, such statement will be final, conclusive and binding on the Parties. If DSI delivers a timely Objection Notice, Buyers and DSI will negotiate in good faith to resolve such dispute. If Buyers and DSI, notwithstanding such good faith effort, fail to resolve such dispute within 30 days after DSI delivers an Objection Notice, then Buyers and DSI, jointly, will engage Ernst & Young LLP (the “Arbitration Firm”), or if such firm is unable or unwilling to act in such capacity, the Arbitration Firm will be such other firm selected by agreement of Buyers and DSI to resolve such dispute. As promptly as practicable thereafter (and, in any event, within 30 days after the Arbitration Firm’s engagement), DSI will submit any unresolved elements of its objection to the Arbitration Firm in writing (with a copy to Buyers), supported by any documents and arguments upon which it relies. As promptly as practicable thereafter (and, in any event, within 15 days following DSI’s submission of such unresolved elements, Buyers will submit their response to the Arbitration Firm (with a copy to DSI) supported by any documents and arguments upon which it relies. Buyers and DSI will request that the Arbitration Firm render its determination within 15 days following its receipt of Buyers’ response. The scope of the disputes to be resolved by the Arbitration Firm is limited to the unresolved items on the Objection Notice. In resolving any disputed item, the Arbitration Firm may not assign a value to any item greater than the greatest value claimed for such item by Buyers or DSI or less than the smallest value claimed for such item by Buyers or DSI. Buyers and DSI will share equally the fees and expenses of the Arbitration Firm. All determinations made by the Arbitration Firm will be final, conclusive and binding on all of the Parties, absent manifest error.

(c) For purposes of complying with the terms set forth in this Section 3.3, each Party will cooperate with and make available to the other Parties and their representatives all information, records, data and working papers and will permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Working Capital Statement and the resolution of any disputes under the Working Capital Statement.

(d) Within five Business Days after the date on which Closing Working Capital has been finally determined pursuant to this Section 3.3, the Closing Payment will be recalculated by substituting Closing Working Capital for Estimated Working Capital in the definition of “Closing Payment” contained in Section 3.2(a). The resulting Closing Payment, as finally determined pursuant to the application of this Section 3.3(d), is referred to herein as the “Final Closing Payment.”

(i) If the Closing Payment, determined pursuant to Section 3.2(a) as of the Closing, is greater than the Final Closing Payment, then the Closing Payment will be adjusted by the amount of such shortfall and the payment due from Sellers to Buyers will first be made from the Holdback Amount. If the payment due from Sellers is greater than the Holdback Amount, Buyers will retain the entire Holdback Amount, and the amount due from Sellers exceeding the Holdback Amount will be paid by Sellers to Buyers by bank wire transfer of immediately available funds to an account designated in writing by Buyers within five Business Days after the date on which the Final Closing Payment is finally determined pursuant to this Section 3.3(d). If the payment due from Sellers is less than the Holdback Amount, Buyers will retain the amount due from Sellers out of the Holdback Amount and the remaining portion of the Holdback Amount will be paid by Buyers to DSI by bank wire transfer of immediately available funds to an account designated in writing by DSI within five Business Days from the date on which the Final Closing Payment is finally determined pursuant to this Section 3.3(d).

(ii) If the Final Closing Payment is greater than the Closing Payment determined pursuant to Section 3.2(a) as of the Closing, then (x) the Closing Payment will be adjusted by the amount of such excess and Buyers will pay or cause to be paid to DSI by bank wire transfer of immediately available funds an amount in cash equal to such excess to an account designated in writing by DSI, within five Business Days from the date on which the Final Closing Payment is finally determined pursuant to this Section 3.3(d) and (y) Buyers will pay or cause to be paid to DSI the Holdback Amount to the same account.

(iii) For the avoidance of doubt, any amount payable by Buyers under this Section 3.3 shall be payable to DSI, and no portion of such amount shall be payable to DSI Limited.

3.4 Post Closing Consideration.

(a) In addition to the Closing Payment, DSI will be entitled to additional consideration (the “Post Closing Consideration”) on the terms and conditions set forth in this Section 3.4 and in Schedule 3.4. For the avoidance of doubt, any Post Closing Consideration due under this Section 3.4 will be payable to DSI, and no portion of the Post Closing Consideration will be payable to DSI Limited.

(b) No later than 60 days after the end of the 2017 calendar year, Buyers will deliver to the Continuing Shareholders a calculation, together with reasonable supporting documentation, of the 2017 Fee Revenue (as defined in Schedule 3.4). Buyers will make available to the Continuing Shareholders all books and records maintained by Buyers as the Continuing Shareholders may reasonably require in order for the Continuing Shareholders to review and confirm Buyers’ calculation of 2017 Fee Revenue. Unless the Continuing Shareholders dispute Buyers’ determination of the 2017 Fee Revenue in writing within 30 days after Buyers’ calculation is delivered, Buyers’ calculation will be conclusive and binding on all of the Parties and may not be later disputed pursuant to Section 3.4(d). If the Continuing Shareholders timely dispute Buyers’ calculation of 2017 Fee Revenue, Buyers and the Continuing Shareholders will endeavor in good faith to resolve such dispute as promptly as practicable. Any such dispute that is not resolved prior to the time that Buyers deliver the calculation required by this Section 3.4 may be included by the Continuing Shareholders in a Dispute Notice, in which case it will be resolved under the procedures set forth in Sections 3.4(d) and 3.3(b) of the Agreement.

(c) No later than 60 days after the end of the 2018 calendar year, Buyers will prepare and deliver to the Continuing Shareholders a calculation, together with reasonable supporting documentation, of the amount, if any, of Post Closing Consideration payable by Buyers. Unless the Continuing Shareholders dispute Buyers’ determination of the Post Closing Consideration in accordance with the provisions of Section 3.4(d), Buyers’ determination will be conclusive and binding upon all Parties, absent manifest error. Buyers will make available to the Continuing Shareholders all books and records maintained by Buyers as the Continuing Shareholders may reasonably require in order for the Continuing Shareholders to review and confirm Buyers’ calculation of Post Closing Consideration.

(d) In the event that the Continuing Shareholders dispute the calculation of the Post Closing Consideration, the Continuing Shareholders will notify Buyers in writing by delivery of a notice (a “Dispute Notice”) within 30 days after delivery of Buyers’ calculation of the Post Closing Consideration, which Dispute Notice will set forth in reasonable detail the basis for such dispute. Any such dispute will be resolved under the procedures set forth in Section 3.3(b). If the Continuing Shareholders do not deliver a Dispute Notice within 30 days after delivery of Buyer’s calculations, within 10 days after expiration of such 30 day period, or, if such a notice is timely delivered, within 10 days of the resolution of any such dispute, Buyers will pay DSI any Post Closing Consideration that is owed to DSI. Subject to Schedule 3.4, such Post Closing Consideration will be delivered by Buyers by wire transfers of immediately available funds to an account or accounts designated in writing by DSI.

(e) Buyers will not knowingly interfere with, or intentionally take any action, the primary purpose of which is to materially impair or adversely diminish the Post Closing Consideration.

(f) Buyers may elect to set-off against all or a portion of any Post Closing Consideration payable to DSI any amount owed by the Continuing Shareholders to the Buyer Parties with respect to the indemnification obligations set forth in Article 10.

3.5 Allocation of the Purchase Price. Within five days after the Closing Date, Buyers will deliver to the Shareholders’ Representative a preliminary allocation of the Purchase Price (to the extent included in the amount realized for income Tax purposes) among the Purchased Assets (the “Preliminary Allocation”); provided, however, that such Preliminary Allocation will not be binding on the Parties. Within 90 days after the Closing Date, Buyers will deliver to the Shareholders’ Representative a proposed final allocation of the Purchase Price, in accordance with the Preliminary Allocation and section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of U.S. state or local Tax law) (the “Proposed Final Allocation”). The Shareholders’ Representative will notify Buyers in writing within 30 days after receipt of the Proposed Final Allocation of any disagreement or reasonable objections Sellers may have with the Proposed Final Allocation, in which case the Shareholders’ Representative and Buyers will use their good faith efforts to reach agreement thereon. If the Parties reach agreement thereon, their agreed upon allocation will constitute a “Final Allocation.” In the event the Shareholders’ Representative and Buyers fail to so agree within 30 days after the Shareholders’ Representative’s notice of disagreement has been delivered, then the Shareholders’ Representative and Buyers will promptly engage the Arbitration Firm to deliver to Buyers and Sellers, within 30 days of the engagement, an allocation of the Purchase Price, which will constitute a “Final Allocation.” Buyers and Sellers will share equally the fees and expenses of the Arbitration Firm in connection with such engagement. Each Party will report the purchase and sale of the Purchased Assets on all Tax Returns (including IRS Form 8594) in accordance with a Final Allocation, and no Party will take any position contrary to a Final Allocation unless required by applicable Law. The Parties agree to notify each other with respect to the initiation of any action by the IRS or any other Taxing Authority relating to such allocations and agree to consult with each other with respect to any related action by the IRS or any other Taxing Authority.

3.6 Nonassignable Contracts; Independent Contractor Agreements.

(a) Notwithstanding anything to the contrary herein, to the extent that the assignment hereunder by Sellers to Buyers of any Assumed Contract is not permitted or is not permitted without the consent of any other party to such Assumed Contract, this Agreement will not be deemed to constitute an assignment of any such Assumed Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Assumed Contract. Sellers will advise Buyers in writing prior to the Closing with respect to any Assumed Contract which Sellers know or have substantial reason to believe will or may not be subject to assignment to Buyers, as applicable, hereunder at the Closing. If any such consent is not obtained or if such assignment is not permitted irrespective of consent and if the Closing will occur, Sellers will cooperate with Buyers following the Closing Date, in any reasonable arrangement designed to provide Buyers with the rights and benefits (subject to the obligations that would be Assumed Liabilities if such consent were obtained) under any such Assumed Contract, including enforcement for the benefit of Buyers of any and all rights of Sellers against any other party arising out of any breach or cancellation of any such Assumed Contract by such other party and, if requested by Buyers, acting as an agent on behalf of Buyers or as Buyers will otherwise reasonably require, and Buyers will pay and perform all Assumed Liabilities in respect of any such Assumed Contract to the extent arising subsequent to Closing. If and when any consent is obtained after the Closing, the assignment of the Assumed Contract will be promptly effected in accordance with the terms of this Agreement without the payment of additional consideration and the Parties will execute such documents or instruments of conveyance or assumption and take such further acts which are reasonably necessary or desirable to effect the assignment of such Assumed Contract. Seller and Buyers will use commercially reasonable efforts to obtain all consents as promptly as practicable;

provided, however, that no Party will be obligated to pay any consideration to any third party to whom consent or approval is requested or make any commercially unreasonable accommodation or concession to any Governmental Authority or third party in connection with the foregoing.

(b) To the extent Buyers are unable to execute independent contractor agreements with some or all of the independent contractors used by Sellers prior to Closing pursuant to Section 7.10, Seller Parties will use commercially reasonable efforts to assist Buyers with the execution of such agreements as promptly as reasonably practicable following Closing. With respect to those independent contractors currently providing services to or on behalf of Sellers for pending engagements, Buyers will offer such independent contractors, for purposes of the applicable pending engagements, agreements with rates of compensation no less than the current rates of compensation being paid to such independent contractors by Sellers.

(c) From and after Closing, at the request of Buyers and at Buyers’ sole expense, Seller Parties will take all reasonable steps to enforce any non-compete, non-solicitation, non-disclosure or other similar rights that Seller Parties may have with respect to independent contractors used by Sellers prior to Closing. It is understood and agreed that Section 2.1(a)(v) is intended to assign and convey to Buyers any Intellectual Property Rights that Sellers may have with respect to Intellectual Property Rights owned or licensed by independent contractors (including any such Intellectual Property Rights developed by independent contractors in the course of their engagement by Sellers) used by Sellers prior to Closing. In the event that such assignment and conveyance is deemed not to be effective for any reason, Sellers hereby grant to Buyers and their Affiliates a fully paid up, royalty free, worldwide, irrevocable, non-exclusive, perpetual, sublicenseable through multiple tiers, transferable license to any such Intellectual Property Rights, to (i) use, make, have made, lease, provide, sell, offer for sale, import and otherwise dispose of products, systems, processes, methods and services, and (ii) to reproduce, perform, display, distribute, modify, adapt, make derivative works of, and otherwise exploit such Intellectual Property Rights that the Sellers may have (to the extent sublicenseable).

ARTICLE 4: REPRESENTATIONS AND WARRANTIES OF SELLERS

As an inducement to Buyers to enter into this Agreement and consummate the transactions contemplated hereby, each Seller hereby represents and warrants to Buyers that:

4.1 Organization and Corporate Power. Each Seller is duly organized, validly existing and in good standing under the laws of the State or country of its incorporation (to the extent such concept is recognized in such State or country). Each Seller has obtained and currently maintains all qualifications to do business as a foreign person in all other jurisdictions in which the character of such Seller’s properties or the nature of such Seller’s activities require it to be so qualified, other than any such qualifications for which the failure to obtain or maintain would not have a Material Adverse Effect on the Business. Each Seller has all requisite power and authority and all material authorizations, licenses and permits necessary to own and operate the Business and to conduct the Business as now conducted.

4.2 Authorization; No Breach.

(a) The execution, delivery and performance of this Agreement and the Ancillary Agreements to be executed and delivered by each Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of each Seller, and no other proceedings on the part of such Seller or its shareholders are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements. This Agreement and the Ancillary Agreements to be executed and delivered by each Seller constitute valid and binding obligations of Seller, enforceable in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally or governing specific performance, injunctive relief or other equitable remedies.

(b) Except as set forth on Schedule 4.2, the execution, delivery and performance of this Agreement or any Ancillary Agreement by Sellers, and the consummation of the transactions contemplated hereby and thereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, require any consent, waiver or approval under, or require any offer to purchase or any prepayment of any debt or result in the creation of any Lien upon any of the Purchased Assets under any of the terms, conditions or provisions of (i) the Organizational Documents of any Seller, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any domestic or foreign federal, state, local or other governmental authority or regulatory agency, commission, department or other governmental subdivision, court, tribunal or body (a “Governmental Authority”) applicable to any Seller, or any of its properties or assets, or (iii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or license to which any Seller is a party or by which any Seller or any of its properties or assets may be bound or affected or upon any Assumed Contract.

4.3 Capitalization. Annex I sets forth, as of the date of this Agreement, the name of each Person that owns equity interests in each Seller, and the percentage of the issued and outstanding equity of each Seller owned by such Person. All of such outstanding equity interests have been duly authorized, and are validly issued. Other than the equity interests listed on Annex I, no Sellers have any other issued or outstanding equity interests, any other interests that confer on a Person the right to receive a share of the profits and losses of, or distribution of assets of, such Seller, including (i) options, warrants, calls, subscriptions or other rights, agreements or commitments that could obligate a Seller to issue, offer, transfer or sell any equity interests or pay any dividends or other distributions thereon, including rights, agreements or commitments which may be triggered by the transactions contemplated by this Agreement or the Ancillary Documents, or (ii) stock appreciation, phantom stock, profit participation or similar rights or arrangements with respect to Sellers that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any ownership interests in Sellers.

4.4 Financial Statements. Attached hereto as Schedule 4.4 are true and complete copies of (i) the audited consolidated balance sheet of Sellers for the year ended December 31, 2014, and the related consolidated statements of income, retained earnings and cash flows for the twelve-month period then ended and (ii) the unaudited consolidated balance sheet of Sellers for the year ended December 31, 2015 (the “Latest Balance Sheet”), and the related unaudited consolidated statements of income, retained earnings and cash flows for the twelve-month period ended December 31, 2015 (the “Financial Statements”). The Seller Financial Statements (including in all cases the notes thereto) are consistent with the books and records of Sellers, fairly present in all material respects the financial condition of Sellers at the dates and for the time periods set forth therein, and have been prepared in accordance with GAAP, consistently applied. The Financial Statements were derived from the books and records of Sellers. All of the books and records of Sellers have been maintained in the ordinary course of business and fairly reflect, in all material respects, the transactions of the Business, taken as a whole.

4.5 Indebtedness; Absence of Undisclosed Liabilities.

(a) Schedule 4.5(a) sets forth a list of all Indebtedness of Sellers as of the date hereof.

(b) Except as set forth on Schedule 4.5(b), Sellers do not have any material Liabilities, except (i) Liabilities (other than Indebtedness) reflected on the face of the Latest Balance Sheet and (ii) Liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

4.6 Absence of Certain Developments. Since December 31, 2014, Sellers have operated and conducted the Business only in the ordinary course of business in all material respects and have not experienced or suffered any Material Adverse Effect. Without limiting the foregoing, except as set forth on Schedule 4.6, each Seller has not with respect to itself, the Business, the Purchased Assets, and the Assumed Liabilities:

(a) (i) other than in the ordinary course of business, paid trade or account payables or delayed or postponed the payment of any trade or accounts payable or commissions or any other liability or litigation, or (ii) other than in the ordinary course of business, agreed or negotiated with any party to extend the payment date of any trade or accounts payable or commission or any other liability or obligation, or (iii) accelerated the collection of (or discounted) any accounts or notes receivable (whether billed or unbilled) or any deferred revenue or taken any actions or omitted to take any actions with the intent or purpose of satisfying the Target Working Capital as of the Closing;

(b) instituted or permitted any material change in the conduct of the Business, or any material change in its method of purchase, sale, lease, management, marketing, promotion or operation;

(c) sold, leased, assigned or transferred any of its tangible assets (including the Purchased Assets), except in the ordinary course of business, or canceled without fair consideration any material debts or claims owing to or held by it;

(d) sold, assigned, licensed, sublicensed, transferred or encumbered any Intellectual Property Rights or other intangible assets other than in the ordinary course of business, disclosed any proprietary confidential information to any Person (other than Buyers and Buyers’ representatives, agents, attorneys and accountants, and other than Persons that have signed or are bound by confidentiality or nondisclosure agreements for the benefit of Sellers), or abandoned or permitted to lapse any Intellectual Property Rights;

(e) made or granted any bonus or any wage or salary increase to any employee (except as required by any Employee Plan or, in the case of non-officer employees, consistent with past practice), or made or granted any material increase in any employee benefit plan or arrangement, or amended or terminated any Employee Plan or adopted any Employee Plan;

(f) incurred any Indebtedness or incurred or become subject to any material Liability, except current Liabilities incurred in the ordinary course of business and Liabilities under contracts entered into in the ordinary course of business;

(g) suffered any extraordinary Losses or waived any rights of material value, in each case in excess of $100,000, whether or not in the ordinary course of business;

(h) suffered any damage, destruction or casualty loss to its tangible assets (including the Purchased Assets) in excess of $100,000, whether or not covered by insurance;

(i) made any capital expenditures or commitments therefore that aggregate in excess of $100,000;

(j) made any material change in any method of accounting or accounting policies, other than those required by GAAP which have been disclosed in writing to Buyers;

(k) entered into any other material transaction, other than in the ordinary course of business, or materially changed any business practice; or

(l) authorized any of, or committed or agreed to take any of, the foregoing actions, other than as expressly contemplated hereby.

4.7 Leased Real Property.

(a) Sellers do not own, and have never owned, any real property. Schedule 4.7 sets forth the names of the lessee, the address of any parcel of real property leased by Sellers or used in the Business (collectively, the “Leased Real Property”), and a list of any leases, subleases, amendments, extensions, renewals, guarantees, licenses, concessions and other agreements (whether written or oral) (collectively, “Leases”) for each such Leased Real Property. Sellers have delivered to Buyers a true and complete copy of each such Lease. Except as set forth on Schedule 4.7, with respect to each of the Leases:

(i) such Lease is legal, valid, binding, enforceable and in full force and effect;

(ii) Sellers’ possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there any no disputes with respect to such Leases;

(iii) neither Sellers nor, to the Knowledge of Sellers, any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, could reasonably be expected to constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(iv) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; and

(v) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, Sellers or any Shareholder.

4.8 Assets.

(a) Sellers own good and valid title to, or have a valid leasehold or license interest in, all of the Purchased Assets, free and clear of all Liens and other restrictions of whatever nature, except for (i) Liens listed on Schedule 4.8, (ii) Liens for Taxes not yet due and payable, or being contested in good faith by appropriate procedures, (iii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens incurred in the ordinary course of business, and (iv) other imperfections of title, restrictions or encumbrances, if any, which imperfections, restrictions or encumbrances do not, individually or in the aggregate, materially impair the continued use and operation of the Purchased Assets and do not affect the merchantability of the title to the Purchased Assets (items (ii), (iii) and (iv) above are collectively referred to herein as the “Permitted Liens”). The only non-cash asset owned by Strategic is the Strategic Software Product.

(b) Except as disclosed on Schedule 4.8(b), the Purchased Assets include all of the assets, rights, title and interests whether tangible or intangible, real or personal, that are necessary for the conduct of the Business as currently conducted by Sellers.

(c) The buildings, improvements, fixtures, machinery, equipment and other tangible assets (whether owned or leased) included in the Purchased Assets are, except for ordinary wear and tear, in good condition and repair and are usable in the ordinary course of business.

4.9 Taxes. Except as set forth on Schedule 4.9: (a) Sellers have timely filed all federal, state, local and foreign income, information and other Tax Returns which are required to be filed; (b) all such Tax Returns are true, complete and accurate in all material respects and such filings accurately reflect the Tax Liabilities of Sellers; (c) all Taxes, assessments and other governmental charges imposed upon Sellers, or upon any of the Purchased Assets, income or franchises of Sellers have been timely paid or, if not yet payable, will be timely paid; (d) Sellers are not currently the beneficiary of any extension of time within which to file any Tax Return with respect to the Purchased Assets, the Business or its activities, properties or employees; (e) Sellers have withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party or its activities, properties or employees, and all information returns (including, without limitation, Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed; (f) Sellers are not a party to any Tax allocation or sharing agreement; (g) Sellers do not have any liability for the Taxes of any Person (other than Sellers) under Treasury Regulations Section 1.1502-6 (or similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; (h) there are no disputes and no actual or proposed Tax deficiencies, assessments or adjustments; (i) no Seller has waived or extended any statute of limitations in respect of Taxes; (j) no written claim or nexus inquiry has been made by a Taxing Authority in a jurisdiction in which either Seller does not file a Tax Return such that the Purchased Assets are or may be subject to taxation by that jurisdiction or that any Seller has a duty to collect Taxes; (k) with respect to the Purchased Assets, no Seller has executed or entered into any agreement with, or obtained any consents or clearances from, any Taxing Authority, or has been subject to any ruling guidance specific to any Seller, that would be binding on Buyers for any Tax period (or portion thereof) ending after the Closing Date; and (l) none of the Purchased Assets to be sold by DSI Limited to Heidrick UK constitute a United States real property interest within the meaning of Section 897(c)(1) of the Code. Schedule 4.9 contains a list of states, territories and jurisdictions (whether foreign or domestic) in which each Seller is required to file Tax Returns.

4.10 Contracts and Commitments.

(a) Schedule 4.10 lists each of the contracts and agreements of the types described below, whether written or oral, to which any Seller is a party or is otherwise bound as of the date hereof (the “Material Contracts”):

(i) all Client engagements and similar arrangements pursuant to which any Seller has agreed to provide services, other than engagements that have been fully performed, all amounts have been fully paid by the Client, and no obligations remain to be performed by any Seller or the Client;

(ii) all management agreements, or contracts prohibiting competition or the disclosure of Trade Secrets or confidential information;

(iii) all agreements or indentures relating to Indebtedness or placing a Lien on any of the Purchased Assets or letter of credit arrangements;

(iv) all licenses or royalty agreements;

(v) all nondisclosure or confidentiality agreements pursuant to which any Seller is obligated to maintain the confidentiality of, or not to disclose, designated information;

(vi) all leases or agreements under which any Seller is lessee of or holds or operates any personal property leases;

(vii) all broker, distributor, vendor or maintenance agreements;

(viii) all other contracts or group of related contracts with the same party continuing over a period of more than six months from the date or dates thereof, not terminable by such Seller upon 30 days’ or less notice without penalty;

(ix) all consulting, maintenance or any other similar agreements, contracts or commitments (including any employee leasing or outsourcing arrangement);

(x) all agreements under which independent contractors or subcontractors are retained to provide services to Sellers’ Clients on behalf of Sellers;

(xi) all contracts which prohibit Sellers or, after the Closing, will prohibit Buyers or any of their Affiliates, from freely engaging in business anywhere in the world;

(xii) all contracts with any officer, director, employee, shareholder, or Affiliate of any Seller (or any individual related by marriage or adoption to any such individual or any entity in which any such Person owns any beneficial interest);

(xiii) all agreements relating to ownership of or investments in any business or enterprise, including investments in joint ventures and minority equity investments;

(xiv) all powers of attorney executed by or on behalf of any Seller pursuant to which such Seller has granted another Person authority to act in such Seller’s name or on such Seller’s behalf;

(xv) all material contracts and licenses (including all inbound licenses) to which any Seller is a party with respect to any Intellectual Property Rights; or

(xvi) all other agreements material to the Business not entered into in the ordinary course of business.

(b) Sellers have made available to Buyers a true and correct copy of all written Material Contracts (and a true and correct written description of any oral Material Contracts), together with all amendments, exhibits, attachments, waivers or other changes thereto. Except as set forth on Schedule 4.10, each written Material Contract is legal, valid, binding and enforceable by and against such Seller in accordance with its terms and is in full force and effect, except as enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity. Except as set forth on Schedule 4.10, neither Sellers nor, to Sellers’ Knowledge, any other party, is in breach or default under any Material Contract, and no conditions or events exist, such that, after notice or lapse of time or both, would constitute a default under a written Material Contract on the part of Sellers or, to Sellers’ Knowledge, on the part of any other parties to the Material Contracts, except for any breaches, defaults, terminations, modifications, accelerations, conditions or events which have been cured or waived or which would not be material to the Business.

4.11 Intellectual Property.

(a) Sellers own, free and clear of all Liens (other than Permitted Liens), all right, title and interest in or to, or have the right to use pursuant to a valid and enforceable written license, all Intellectual Property Rights necessary for or used in the operation of the Business as currently conducted (“Seller Intellectual Property Rights”). Schedule 4.11(a) sets forth with owner, countries, registration and application numbers and dates indicated, as applicable, a complete and correct list of all of the following that are either owned or used by Sellers in the conduct of the Business: all Patents owned or used by Sellers; all registered Trademarks and applications for registration of Trademarks; all registered Copyrights and applications therefore; and all Software (other than commercially available, off-the-shelf computer software).

(b) Except as set forth on Schedule 4.11(b), there are no outstanding claims by any third party contesting the validity, enforceability, patentability, registrability, use or ownership of any of the Seller Intellectual Property Rights owned by Sellers has been made, is currently pending or, to the Knowledge of Sellers, is threatened.

(c) To the Knowledge of Sellers, neither the operation of the Business nor any Seller has infringed, misappropriated or otherwise come into conflict with any rights of any third parties, nor will any infringement, misappropriation or conflict occur as a result of the continued operation of the Business as currently conducted, nor does the operation of the Business of Sellers as conducted as of the date of this Agreement constitute unfair competition or deceptive or unfair trade practice. Except as set forth on Schedule 4.11(c), none of the Seller Intellectual Property Rights owned by any Seller are being infringed, or otherwise is being used or available for use, by any Person other than Sellers. Except as set forth on Schedule 4.11(c), Sellers have not received any written threats or notices regarding any of the foregoing (including any demands or offers to license any Intellectual Property Rights from any other person), and to the Knowledge of Sellers, no third party has infringed, misappropriated or otherwise conflicted with any of the Seller Intellectual Property Rights.

(d) All of the Seller Intellectual Property Rights owned by Sellers will be owned by Buyers immediately after the Closing on terms and conditions no less favorable than those under which such Seller owned such Seller Intellectual Property Rights immediately prior to the Closing, and, except as set forth on Schedule 4.11(d), all licensed software and any other Seller Intellectual Property Rights held under license (other than commercially available, off-the-shelf computer software), will be available for use by Buyers immediately after the Closing on substantially the same terms and conditions as exploited by Sellers according to the applicable license agreements under which Sellers used such Seller Intellectual Property Rights immediately prior to the Closing. Sellers have taken all actions reasonably necessary to maintain, protect and enforce the Seller Intellectual Property Rights owned by Sellers.

(e) The computer systems and other related information systems, including the Software and related systems used in the conduct of the Business (each, a “Seller System”) are sufficient for the immediate needs of the Business. Except as set forth on Schedule 4.11(e), all Seller Systems used in the Business are owned or leased, as the case may be, and operated by and are under the control of Sellers and are not wholly or partly dependent on any facilities which are not under the ownership, operation or control of Sellers. To Sellers’ Knowledge, no Seller System used by Sellers contains any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that are specifically designed to maliciously: (a) disrupt or adversely affect the functionality of any Seller System or Software, except as disclosed in its documentation; or (b) enable or assist any Person to access without authorization any Seller System. In the last 12 months, there have been no material failures, breakdowns, continued substandard performance or other adverse events affecting a Seller System that have caused or could reasonably be expected to result in the material or prolonged disruption or interruption in or to the use of such Seller System and/or the conduct of the Business. To Sellers’ Knowledge, no Person has gained unauthorized access to any of the Seller Systems used by Sellers.

(f) Except as set forth on Schedule 4.11(f), all former and current consultants or contractors of Sellers within the past five years have executed and delivered valid written instruments that assign to Seller all Intellectual Property Rights developed by them in the course of their performing services for Seller. All employees of Seller who participated in the creation, or contributed to the conception or development, of Intellectual Property Rights of Seller were employees of Seller at the time of rendering such services and such services were within the scope of their employment, or such employees have otherwise validly assigned such Intellectual Property Rights to Seller. Except as set forth on Schedule 4.11(f), no director, officer, stockholder, optionholder, employee, consultant, contractor, agent or other representative of Seller owns or claims any rights in (nor, have any of them made application as of the date of this Agreement for) any Intellectual Property Rights owned or used by Sellers.

(g) Except as set forth on Schedule 4.11(g), each Seller has entered into written confidentiality and non-disclosure agreements with all of its directors, officers, employees, consultants, contractors and agents and any other Person with access to the Trade Secrets of Seller within the past five years to protect the confidentiality and value of such Trade Secrets, and, there has not been any breach by any of the foregoing of any such agreement. Each Seller uses reasonable measures to maintain the secrecy of all Trade Secrets owned by Seller that are material to the operations of Seller and are valuable thereto by virtue of their secrecy.

4.12 Litigation. Except as set forth on Schedule 4.12, there are no material actions, suits, proceedings, orders or investigations pending or, to the Knowledge of Sellers, threatened against or affecting Sellers, the Business or the Purchased Assets at law or in equity before or by any Governmental Authority or arbitrator. Sellers are not engaged in any legal action with any Client to recover monies due Sellers or for damages sustained by Sellers. Sellers are not subject to or bound by any outstanding orders, judgments or decrees of any Governmental Authority or arbitrator with respect to the Business, the Purchased Assets, or the Assumed Liabilities.

4.13 Employees.

(a) Except as set forth on Schedule (a), to the Knowledge of Sellers, no key employee or group of employees of Sellers has any plans to terminate or modify (adverse to Sellers) his or her status as an employee of the Business, including upon consummation of the transactions contemplated hereby. Except as set forth on Schedule 4.13(a), there are no claims, actions, proceedings or investigations pending or, to the Knowledge of Sellers, threatened against Sellers with respect to or by any employee or former employee of Sellers arising out of or based on the employment relationship with Sellers or the performance of services on behalf of Sellers and there are no claims, actions, proceedings or investigations pending or threatened against any employees or former employee of Sellers. During the five years preceding the date hereof, Sellers have not experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Sellers have not engaged in any unfair labor practices. To the Knowledge of Sellers, there are no organizational efforts presently made or threatened by or on behalf of any labor union with respect to the Business Employees.

(b) Sellers have set forth on Schedule 4.13(b) a true, complete and accurate list as of January 1, 2016 of each Business Employee (disregarding the reference in such definition to the Closing Date for purposes of this Section 4.13(b)) and with respect to each such Business Employee as of the date hereof, his or her date(s) of hire by Sellers, position and title (if any), current rate of compensation (including bonuses, commissions and incentive compensation, if any), whether such employee is hourly or salaried, whether such employee is exempt or non-exempt, the number of such employee’s accrued sick days and vacation days, with respect to the UK Employee’s, such UK Employee’s applicable notice period, whether such employee is absent from active employment and, if so, the date such employee became inactive, the reason for such inactive status and, if applicable, the anticipated date of return to active employment.

(c) Sellers have set forth on Schedule 4.13(c) a true, complete and accurate list as of January 1, 2016 of each independent contractor, subcontractor and consultant retained by Sellers by year, for each of the last three years, and with respect to each such contractor, subcontractor and consultant, the nature and total cost of the services each provided to Sellers.

(d) Within the last year, Sellers have not implemented any plant closing, mass layoff or redundancy of employees that could require notice and/or consultation under applicable laws (including without limitation the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101, et seq., or any similar state laws).

(e) Except as set forth in Schedule 4.13(e), within the last five years, none of Sellers have:

(i) violated, in any material respect, any applicable laws relating to employment and employment practices, terms and conditions of employment and wages and hours in connection with the employment of any employees, including any such laws relating to wages and hours, labor relations, payment of wages, child labor, family and medical leave, access to facilities and employment opportunities for disabled persons, employment discrimination, equal employment opportunities and affirmative action, employee privacy, fair employment practices, misclassification of employees as independent contractors, occupational health and safety, and the collection and payment of all taxes and other withholdings;

(ii) employed any employee who is not legally eligible for employment under applicable immigration laws, violated any applicable laws pertaining to immigration and work authorization, or received notice from any governmental body of any investigation by any governmental body regarding noncompliance with applicable immigration laws, including but not limited to U.S. Social Security Administration “No-Match” letters; or

(iii) been delinquent in payments to any employees for any wages (including overtime compensation), salaries, commissions, bonuses or other direct compensation for any services performed by them or any amounts required to be reimbursed to such employees.

4.14 Employee Benefit Plans.

(a) Schedule 4.14(a) sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, whether or not ERISA applies to them, (ii) all other employment, severance pay, salary continuation, bonus, incentive, stock option, equity-based, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds, or arrangements of any kind, and (iii) all other employee benefit plans, contracts, programs, funds, or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow, or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, managers, officers, equity holders, consultants, or independent contractors of Sellers or any other ERISA Affiliate that are sponsored or maintained by Sellers or any other ERISA Affiliate or with respect to which Sellers or any other ERISA Affiliate has made or is required to make payments, transfers or contributions (all of the above being hereinafter individually or collectively referred to as an “Employee Plan” or “Employee Plans,” respectively). None of Sellers has any liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Employee Plans. Schedule 4.14(a) designates the sponsor of each Employee Plan.

(b) Copies of the following materials have been delivered or made available to Buyers: (i) all current plan documents for each Employee Plan or, in the case of an unwritten Employee Plan, a written description thereof, (ii) all determination, advisory or opinion letters from the IRS with respect to any of the Employee Plans, (iii) all current summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports with respect to any of the Employee Plans, (iv) all current trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Employee Plan, and (v) any other documents, forms or other instruments relating to any Employee Plan requested by Buyers.

(c) Each Employee Plan has been maintained, operated and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable laws in all material respects.

(d) Each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified, and each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

(e) None of Sellers or any other ERISA Affiliate currently has, and at no time in the past has had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or

Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or an occupational pension scheme subject to Part 3 of the United Kingdom Pensions Act 2004.

(f) With respect to each group health plan benefiting any current or former employee of Sellers or any other ERISA Affiliate that is subject to Section 4980B of the Code, Sellers and each other ERISA Affiliate have complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA

(g) Except as set forth on Schedule 4.14(g), neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could reasonably be expected to, either alone or in conjunction with any other event (whether contingent or otherwise) (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from Sellers to any current or former director, manager, officer, employee or consultant (or dependents of such Persons), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former director, manager, officer, employee or consultant (or dependents of such Persons) of Sellers.

4.15 Accounts Receivable. Except as set forth in Schedule 4.15, the accounts and notes receivable of Sellers reflected on the Latest Balance Sheet and all accounts and notes receivable arising subsequent to the Latest Balance Sheet (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) to Sellers’ Knowledge, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (iii) are not subject to any valid set-off or counterclaim, (iv) are not the subject of any claim or proceeding brought by or on behalf of Sellers, (v) no Person has any Liens on such receivables or any part thereof, and (vi) no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables. The reserves with respect to accounts receivable of Sellers reflected in the Latest Balance Sheet are reasonable based on historical collections of accounts receivable by Sellers and have been made in good faith based on all relevant information as of the date of preparation of such balance sheets.

4.16 Accounts Payable. The accounts payable included in the Latest Balance Sheet have arisen in bona fide arm’s-length transactions in the ordinary and usual course of business consistent with past custom and practice.

4.17 Client Engagement Letters. Except as set forth on Schedule 4.17, Sellers have made no express or implied indemnities or guarantees with respect to the services rendered by them, other than as set forth in the Material Contracts.

4.18 Insurance. Sellers have in place policies of insurance in amounts and scope of coverage as set forth on Schedule 4.18. Each such policy is in full force and effect and all premiums are currently paid in accordance with the terms of such policy. Sellers have not received any notice that any policy will be cancelled or will not be renewed nor have Sellers received any written notice that cancellation or non-renewal is threatened nor any written notice that any material modification of the terms of policy of insurance will be or is threatened to be required as a condition of renewal.

4.19 Compliance with Laws; Permits; Certain Operations. Except as set forth on Schedule 4.19:

(a) Sellers have complied and are in compliance with all applicable laws, ordinances, codes, rules, requirements and regulations of foreign, federal, state and local governments and all agencies thereof relating to it and the operation of the Business, except for such violations as would not, individually or in the aggregate, be material to the operations of the Business, and no notices have been received by and no claims have been filed against Sellers alleging a violation of any such laws, ordinances, codes, rules, requirements or regulations; and

(b) (i) Sellers have all material permits, licenses, franchises, approvals, certificates and other authorizations (“Permits”), and have made all notifications, registrations, certifications and filings with all Governmental Authorities, necessary for the operation of the Business as currently conducted; (ii) no loss of any such Permit is pending or, to the Knowledge of Sellers, has been threatened in writing by a Governmental Authority, except for normal expirations in accordance with the terms thereof or applicable laws (and with respect to which Sellers will timely apply for renewals or replacements); (iii) Sellers have complied in all material respects with the terms and conditions of such Permits and (iv) all Permits may be relied upon by Buyers for lawful operation of the Business on and after the Closing without transfer, reissuance or other governmental action.

4.20 Names and Locations. Except as set forth on Schedule 4.20, (i) during the five-year period prior to the execution and delivery of this Agreement, Sellers have not used any name or names under which they has invoiced account debtors, maintained records concerning its assets or otherwise conducted business, other than the exact name under which they have executed this Agreement, and (ii) all of the tangible Purchased Assets are located at the Leased Real Property.

4.21 Clients. Schedule 4.21 accurately sets forth a list of Sellers’ top 20 Clients for the fiscal year ended December 31, 2015 (each, a “Major Client”). Except as set forth on Schedule 4.21, since December 31, 2014, no Major Client (i) has terminated an engagement with Sellers prior to completion of such engagement or provided notice that it intends to terminate an active engagement with Sellers and, to Sellers’ Knowledge, no Major Client is considering terminating an active engagement with Sellers, or (ii) to the extent there is an active engagement, materially and adversely modified the terms and conditions from those previously used in its purchases of services from Sellers, or provided written notice that it intends to materially and adversely change the terms and conditions from those previously used in its purchases of services from Sellers. Sellers have not received any written notice alleging a claim against Sellers (or any officers, shareholders or employees) due to an error or omission in the course of performing services in an engagement for a Major Client.

4.22 Brokerage. Except for fees owing to Equiteq Limited, which are included in the Transaction Expenses set forth on Schedule 7.6, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Sellers.

4.23 Affiliate Transactions. Except as set forth in Schedule 4.23, no Affiliate of any Seller (i) owns any property or right, whether tangible or intangible, which are used by any Seller; (ii) has any claim or cause of action against Sellers except for rights to payments for compensation and reimbursement of expenses in the ordinary course or rights to distributions of the Purchase Price hereunder (all of which are Excluded Liabilities hereunder); (iii) owes any money to Sellers or is owed money from Sellers except for rights to payments for compensation and reimbursement of expenses in the ordinary course or rights to distributions of the Purchase Price hereunder (all of which are Excluded Liabilities hereunder); (iv) is a party to any contract or other arrangement, written or oral, with Sellers; (v) provides services or resources to Sellers or is dependent on services or resources provided by Sellers. Schedule 4.23 sets forth every business relationship (other than normal employment relationships) between Sellers, on the one hand, and any present or former shareholders, partners, officers, directors or employees of Sellers or members of their immediate families (or any entity in which any of them has a material financial interest, directly or indirectly), on the other hand. Except as set forth in Schedule 4.23, no present or former shareholders, partners, officers, directors or employees of Seller receive (or are entitled to receive) any remuneration directly from Clients of Seller in respect of services provided by Sellers, and there are no loans or other Indebtedness owing by any Shareholder or employee or any family member or Affiliate of any such Person to Sellers.

4.24 Solvency of Sellers. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) taken together, Sellers will be able to pay their liabilities as they become due in the ordinary course of its business; and (ii) taken together, Sellers will be able to satisfy any judgments and other obligations to which they are subject, as well as any judgments that are reasonably likely to arise as a result of any pending or, to Sellers’ Knowledge, threatened litigation against them.

ARTICLE 5: REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

As an inducement to Buyers to enter into this Agreement, each Shareholder, severally and not jointly, hereby represents and warrants to Buyers as follows:

5.1 Power. Such Shareholder has all requisite power and authority and full legal capacity to execute and deliver this Agreement and any Ancillary Agreement and to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby and thereby.

5.2 Authorization; Valid and Binding Agreement.

(a) The execution, delivery and performance of this Agreement and any Ancillary Agreement by such Shareholder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action, and no other proceedings on such Shareholder’s part are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements, as applicable.

(b) This Agreement and any Ancillary Agreement has been duly executed and delivered by such Shareholder, and assuming the due authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of such Shareholder, enforceable in accordance with its terms except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally or governing specific performance, injunctive relief or other equitable remedies.

5.3 Noncontravention. Except where the failure of any of the following to be true would not have a Material Adverse Effect, the execution and the delivery of this Agreement and any Ancillary Agreement by such Shareholder and the consummation of the transactions contemplated hereby and thereby, does and will not (a) violate or conflict in any way with any statute, regulation, law, rule, ordinance or common law doctrine applicable to such Shareholder, (b) violate or conflict in any way with any judgment, order, decree, stipulation, injunction, charge or other restriction of any Governmental Authority to which such Shareholder is subject or, if such Shareholder is an entity, any provision of the such Shareholder’s certificate of incorporation, bylaws or similar organizational documents, (c) result in a breach of, constitute a default under (with or without notice or lapse of time, or both), result in the acceleration of, create in any party the right to accelerate, terminate or cancel, or require any notice, consent or approval under, any lease, sublease, license, sublicense, franchise, permit, indenture, agreement for borrowed money or other agreement or instrument to which such Shareholder is a party or by which it is bound, or (d) require such Shareholder to give any notice to, make any filing with, or obtain any permit from any Governmental Authority that is necessary in connection with the execution, delivery and performance of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby.

5.4 Broker’s Fees. Such Shareholder has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which such Shareholder or Sellers could become liable or otherwise obligated.

5.5 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to such Shareholder’s knowledge, threatened against or affecting such Shareholder at law or in equity, or before or by any Governmental Authority, which would adversely affect such Shareholder’s ability to perform such Shareholder’s obligations under this Agreement or the Ancillary Agreements, or to consummate the transactions contemplated hereby or thereby.

ARTICLE 6: REPRESENTATIONS AND WARRANTIES OF BUYERS

As an inducement to Sellers to enter into this Agreement, Buyers hereby represent and warrant to Sellers as follows:

6.1 Corporate Organization and Power. Each Buyer is duly formed and validly existing under the laws of the jurisdiction of its formation or incorporation, as applicable, with full power and authority to enter into this Agreement and any Ancillary Agreement, and to perform its obligations hereunder and thereunder.

6.2 Authorization. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by each Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by such Buyer including the board of directors of Guarantor, the ultimate parent of Buyers, and no other action on the part of either Buyer is necessary to authorize the execution, delivery and performance of this Agreement and any Ancillary Agreement by Buyers or the consummation of the transactions contemplated hereby and thereby. This Agreement and any Ancillary Document to which such Buyer is a party has been duly executed and delivered by such Buyer, and assuming the due authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of such Buyer, enforceable in accordance with its terms except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally or governing specific performance, injunctive relief or other equitable remedies.

6.3 Governmental Authorities and Consents. Buyers are not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution or delivery by Buyers of this Agreement or the consummation of the transactions contemplated hereby and no known consent, approval or authorization of any governmental or regulatory authority is required to be obtained by Buyers in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

6.4 Brokerage. Except for arrangements for which Buyers will be solely responsible, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyers.

6.5 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to Buyers’ knowledge, threatened against or affecting either Buyer at law or in equity, or before or by any Governmental Authority, which would adversely affect such Buyer’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

6.6 Funding. Buyers have access to, and on the Closing Date will have, sufficient funds available to pay the Closing Payment payable at Closing.

ARTICLE 7: PRE-CLOSING COVENANTS

7.1 Conduct of the Business.

(a) Conduct of Business. From the date hereof until the Closing Date, Sellers will use commercially reasonable efforts to carry on the Business in the ordinary course of business (including the timely payment of Taxes) and use commercially reasonable efforts to preserve intact their business organization and relationships with third parties and use commercially reasonable efforts to keep available the services of their present employees.

(b) Prohibited Actions. From the date hereof until the Closing Date, except as otherwise provided for by this Agreement or consented to in writing by Buyers, which consent will not be unreasonably withheld or delayed, Sellers will not (and the Shareholders will cause

Sellers not to) (i) acquire any business or entity, by merger or consolidation, purchase of assets or equity interests, or by any other manner, or enter into any contract, letter of intent or similar arrangement with respect to the foregoing, (ii) borrow any money, or incur, assume or guaranty or otherwise become directly or indirectly responsible for the payment of any Indebtedness, other than trade payables incurred in the ordinary course of business; (iii) except as required pursuant to an Employee Plan in effect as of the date hereof, grant or agree to grant to any employee of any Seller any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, establish any new employee benefit plan, program or arrangement that would constitute an Employee Plan if in effect as of the date hereof or amend or agree to amend any Employee Plan; (iv) (x) enter into any contract, agreement or arrangement that would be a Material Contract if entered into prior to the date hereof or (y) materially amend, modify, impair or waive any rights under, or cancel or terminate any Material Contract or any contract, agreement or arrangement described in clause (x); (v) amend, extend, renew or terminate any Lease, or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property; (vi) make or incur any capital expenditure (or series of related capital expenditures) that are not currently approved in writing or budgeted; (vii) sell, lease, transfer, assign, abandon or permit to lapse any material assets, tangible or intangible, other than in the ordinary course of business, and other than Excluded Assets, (viii) pay, discharge, settle or satisfy any material litigation claims, other than payment, discharge or satisfaction in the ordinary course of business, (ix) make any material change in any existing inventory management or credit, collection or payment policies, procedures or practices with respect to accounts receivable or accounts payable outside the ordinary course of business; (x) materially delay or materially postpone the payment of accounts payable and other Liabilities or accrue any expenses outside the ordinary course of business, or accelerate or accept the prepayment of any notes or accounts receivable or accelerated billings or recognize revenue outside the ordinary course of business; (xi) make or change any Tax election, consent to any extension or waiver of the statute of limitations thereof, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement that would result in a material increase in Taxes of Sellers for any taxable period ending after the Closing Date or settle any material Tax audit, claim or assessment relating to Sellers, or (xii) authorize any of, or commit or agree to take any of, the foregoing actions.

7.2 Access. From the date hereof until the Closing Date, Sellers will provide Buyers and their authorized representatives with reasonable access during Sellers’ normal business hours and upon reasonable notice to the offices, properties, senior management, legal and accounting advisors, Tax Returns related to the Purchased Assets, books and records of Sellers in order for Buyers to have the opportunity to make such investigation as they will reasonably desire to make of the affairs of Sellers; provided, however, that the activities of Buyers and their representatives will be conducted in a manner as not to interfere with the operation of the business of Sellers. Access by Buyers and Buyers’ representatives will be subject to the existing confidentiality agreement, dated as of May 1, 2015, by and between Guarantor and Equiteq Inc. (the “Confidentiality Agreement”). Prior to the Closing and at the reasonable request of Buyers, Sellers and the Shareholders shall cooperate with Buyers to communicate with Clients and Prospective Clients concerning the transactions contemplated by this Agreement, including the continuing representation of Clients by Buyers and their Affiliates following the Closing.

7.3 Conditions. On the terms and subject to the conditions in this Agreement, Seller Parties agree to use commercially reasonable efforts to take, or cause to be taken, all reasonable actions to cause the conditions set forth in Section 8.2 to be satisfied, and Buyers agree to use commercially reasonable efforts to take, or cause to be taken, all reasonable actions to cause the conditions set forth in Section 8.3 to be satisfied. Without limiting the generality of the foregoing, prior to the Closing, Seller Parties will use their commercially reasonable efforts to take, or cause to be taken, all action and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to obtain all necessary or appropriate waivers, consents and approvals of any Governmental Authority or third party required under the terms of any Assumed Contract and to transfer the Purchased Assets in accordance with the terms herewith, to effect all necessary registrations, filings and submissions; provided, however, notwithstanding any other provision of this Agreement, no Party will be obligated to pay any consideration to any third party from whom consent or approval is requested (other than filing fees and similar expenses required to be paid to a Governmental Authority in connection with any request for a necessary waiver, consent or approval or as otherwise contemplated herein) or make any commercially unreasonable accommodation or concession to any Governmental Authority or third party in connection with the foregoing.

7.4 Outstanding Indebtedness. No later than two Business Days prior to the Closing Date, Sellers will furnish to Buyers customary payoff letters from all financial institutions and other Persons to which any Indebtedness of any Seller is outstanding, which payoff letters will indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment or similar payments, expenses and other obligations related to such Indebtedness as of the date of payoff, which date will be no later than the Closing Date. Sellers will provide evidence of such payment to Buyers at or prior to the Closing.

7.5 Bonus Amounts. On or prior to the Closing Date, Sellers will pay, or will cause to be paid, the 2015 Bonus Amounts and the 2016 Bonus Amounts set forth on Schedule 7.5 to the employees set forth therein. Sellers will provide evidence of such payment to Buyers at or prior to the Closing.

7.6 Transaction Expenses. On or prior to the Closing Date, Sellers will pay, or will cause to be paid, the Transaction Expenses to the parties set forth on Schedule 7.6. Sellers will provide evidence of such payment to Buyers at or prior to the Closing.

7.7 Exclusive Dealing. Neither Sellers nor any Shareholders will (and each will cause its Affiliates not to), directly or indirectly, through any officer, director, partner, employee, investment banker, financial advisor, attorney, accountant or other representative of any of them or otherwise, take any action to encourage, solicit or initiate or continue any discussions or negotiations with, or provide any information to, any Person (other than Buyers and their representatives) concerning any purchase (or transfer) of all or substantially all of the interests (capital stock, membership interests, partnership interest or other securities) of Sellers, any merger or business combination involving any Seller, any sale of all or substantially all of the assets of any Seller, the liquidation or similar extraordinary transaction with respect to any Seller or similar transaction involving any Seller, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement or other similar agreement with respect to any such transaction with any Person, firm or corporation other than Buyers or their Affiliates, and will immediately cease and cause to be terminated any activities, discussions or negotiations existing with respect to any of such matters. Sellers and each Shareholder will promptly notify Buyers orally and in writing of the existence of any proposals by a third party to do any of the foregoing which Sellers, any Shareholder or any of their respective officers, directors, employees, investment bankers, financial advisors or other representatives may receive relating to any of such matters.

7.8 U.S. Employees. Heidrick U.S. will make offers of employment to the employees of Sellers listed on Schedule 7.8, who are actively employed on the date of such offer, on terms and conditions, which taken as a whole, shall be no less favorable than the current terms on which they are employed by Sellers, including salary, commissions, bonus opportunities and benefits. Those employees who accept such offers of employment (or are deemed to accept such offers of employment) will be referred to herein as the “Transferred Employees” and the date on which each such Transferred Employee commences employment with Heidrick U.S. will be referred to herein as the “Commencement Date.” All Transferred Employees in addition to the Continuing Shareholders and the other individuals listed on Schedule 8.2(g) will get full credit for prior service as employees of Sellers for purposes of determining eligibility for, and level of benefits available pursuant to, all applicable employee benefit plans of Buyers.

7.9 UK Employees. Those employees of DSI Limited will be referred to herein as (“UK Employees’”). The Parties acknowledge that the transfer of the UK Business in accordance with this agreement constitutes a relevant transfer for the purposes of “The Transfer of Undertakings (Protection of Employment) Regulations 2006” as amended by the “Collective Redundancies and Transfer of Undertakings (Protection of Employment) (Amendment) Regulations 2014” (the “Regulations”) and that the contract of employment between DSI Limited and each UK Employee (except for any provisions or liabilities arising under or in connection with any occupational pension scheme and excluded from the transfer under the Regulations) will have effect from the Closing Date as if originally made between Heidrick UK and each such UK Employee. DSI Limited shall until the Closing Date in respect of each UK Employee:

(a) perform and observe all of DSI Limited’s obligations and those of any of its predecessors under or in connection with the contract of employment of each UK Employee (or any of such obligations DSI Limited would have had but for the Regulations);

(b) pay to each UK Employee all sums owing to him in respect of any period up to the Closing Date;

(c) comply with the consultation and other requirements set out in Regulations 13 and 14 of the Regulations (and provide to Buyers such information as Buyers may request in writing in order to verify such compliance);

(d) consent to, and co-operate with, pre-transfer consultation by Buyers in accordance with Part IV of TULRCA, if required;

(e) comply with the notification of employee liability information and other requirements set out in regulation 11 of the Regulations;

(f) not alter (whether to take effect before, on or after the Closing Date) any of the terms of employment of any UK Employee;

(g) not make any deduction from the salary or other payment due to any UK Employee (otherwise than in respect of PAYE and National Insurance contributions) unless such deduction has been approved in writing by that UK Employee;

(h) not terminate or do anything which may lead to the termination of the contract of employment of, nor dismiss (constructively or otherwise) any UK Employee; and

(i) not transfer or agree to transfer or redeploy or agree to redeploy any UK Employee away from working in the Business or induce any UK Employee to resign his employment from the Business.

Heidrick UK will perform and observe all of Heidrick UK’s obligations in respect of each UK Employee after the Closing Date in respect of all remuneration accrued or payable after the Closing Date, provided that DSI Limited will pay or cause to be paid any amounts accrued prior to the Closing Date but scheduled to be paid after the Closing Date. Heidrick UK agrees that it shall comply with the information, consultation and other requirements set out in regulations 13 and 14 of the Regulations within the requisite timescale set out in those Regulations and provide to DSI Limited such information in writing as DSI Limited may reasonably request in order to verify such compliance.

7.10 Independent Contractors. Seller Parties will use commercially reasonable efforts to take, or cause to be taken, all reasonable actions to assist Buyers in the execution of independent contractor agreements with those independent contractors and other consultants designated by Buyers. With respect to those independent contractors currently providing services to or on behalf of Sellers for pending engagements, Buyers will offer such independent contractors, for purposes of the applicable pending engagements, agreements with rates of compensation no less than the current rates of compensation being paid to such independent contractors by Sellers.

7.11 Tail Insurance. At or prior to the Closing, Sellers will have obtained “claims-made” errors and omissions insurance coverage or “tail” insurance with a one year term from Sellers’ current carrier or another carrier reasonably acceptable to Buyers, naming Buyers as additional insureds, with aggregate liability limits at least equal to Sellers’ current errors and omissions coverage, for acts or omissions arising in the operation or conduct of the Business prior to the Closing.

7.12 Existing Confidentiality Agreement. Prior to Closing, Buyers and Seller Parties will continue to abide by the provisions of the Confidentiality Agreement. The Confidentiality Agreement will terminate as of the Closing and be of no further force or effect following the Closing.

7.13 Supplement to Disclosure Schedules. From time to time prior to the Closing, Sellers will have the right (but not the obligation) to supplement or amend the disclosure schedules hereto with respect to any matter arising after the date hereof. Any disclosure in any such supplement will not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement or of determining whether the conditions set forth in Article 8 have been satisfied.

7.14 Notification. From the date hereof until the Closing Date, Sellers will promptly disclose to Buyers in writing any (a) event, circumstance or development that results (or would result on the Closing Date) in a breach of any representation or warranty made by them in this Agreement and (b) any material failure of Sellers or the Shareholders, as the case may be, to comply with or satisfy any condition or agreement to be complied with or satisfied by them hereunder; provided, however, that no disclosure pursuant to this Section 7.14 will be deemed to amend or supplement any provision of this Agreement or any disclosure schedule hereto, or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

ARTICLE 8: CONDITIONS TO CLOSING

8.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of the Parties to effect the transactions contemplated hereby will be subject to the satisfaction, or in each such Party’s discretion, waiver (to the extent permissible) at or prior to the Closing of each of the following conditions:

(a) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement will be in effect; and

(b) No action will have been taken, and no statute, rule or regulation will have been enacted, by any Governmental Authority that makes the consummation of the transactions contemplated by this Agreement illegal.

8.2 Conditions to Buyers’ Obligation. The obligation of Buyers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions as of the Closing:

(a) The representations and warranties of Sellers and the Shareholders contained in this Agreement which are not qualified as to materiality will be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of each such date, and the representations and warranties of Sellers and the Shareholders contained in this Agreement which are qualified as to materiality or Material Adverse Effect will be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of each such date (in each case, except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate (or true and accurate in all material respects, as applicable) as of such date or with respect to such period);

(b) Sellers and the Shareholders will have performed and complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Sellers and the Shareholders on or prior to the Closing Date;

(c) Sellers will have delivered to Buyers a certificate, dated the Closing Date, certifying as to the satisfaction of the conditions set forth in Sections 8.2(a) and 8.2(b);

(d) Sellers will have obtained releases of all Liens of whatever nature relating to the Purchased Assets (other than the Permitted Liens), and provided to Buyers payoff letters and termination statements under the Uniform Commercial Code and other instruments as may be requested by Buyers to release all Liens on the Purchased Assets (other than the Permitted Liens);

(e) Sellers will have received or obtained all third party consents and approvals that are identified on Schedule 8.2(e);

(f) Since the date of this Agreement, there will have been no Material Adverse Effect;

(g) The Continuing Shareholders and the other individuals listed on Schedule 8.2(g) will have executed employment agreements with Heidrick U.S. or Heidrick UK, as applicable, in the forms attached hereto as Exhibit A, to be effective as of the Closing Date;

(h) Sellers will have delivered to Buyers a consulting agreement executed by Howard Cohen, in the form attached hereto as Exhibit B;

(i) Not less than 80% of Sellers’ employees listed on Schedule 7.8 will have accepted Buyers’ offers of employment;

(j) DSI will have delivered to Heidrick U.S. a non-foreign Person affidavit as of the Closing Date, in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code, stating that DSI is not a “foreign person” as defined in Section 1445 of the Code;

(k) Sellers will have delivered to Buyers evidence that the Joint Non-Disclosure, Marketing and Delivery Agreement with Strategy and Leadership Consulting Pte. Ltd. has been terminated; and

(l) In addition to any other documents to be delivered or actions to be taken under other provisions of this Agreement, at the Closing, Sellers will deliver to Buyers:

(i) appropriately executed instruments of sale, transfer, assignment, conveyance and delivery, deeds, assignments and assumption of leases, bills of sale, assignments and assumptions, intellectual property assignments or other intellectual property conveyance documents, certificates of title, vehicle titles, Transfer Tax declarations and all other instruments of conveyance which are necessary or desirable to effect transfer to Buyers of good title to the Purchased Assets (free and clear of all Liens, other than Permitted Liens), including documents acceptable for recordation in the United States Patent and Trademark Office, the United States Copyright Office and any other similar domestic or foreign office, department or agency (it being understood that all of the foregoing will be reasonably satisfactory in form and substance to Buyers and their counsel, will be consistent with the terms of this Agreement and will not include any representation, warranty or covenant that imposes greater liability on Sellers the terms of this Agreement); and

(ii) certified copy of the resolutions of Sellers and the Shareholders authorizing the execution, delivery, and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions provided for herein and therein.

8.3 Conditions to Sellers’ Obligations. The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions as of the Closing:

(a) The representations and warranties of Buyers contained in this Agreement which are not qualified as to materiality will be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of each such date and the representations and warranties of Buyers contained in this Agreement which are qualified as to materiality will be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of each such date (in each case, except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate (or true and accurate in all material respects, as applicable) as of such date or with respect to such period);

(b) Buyers will have performed and complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Buyers on or prior to the Closing Date;

(c) Buyers will have delivered to Sellers a certificate dated the Closing Date certifying as to the satisfaction of the conditions set forth in Section 8.3(a) and Section 8.3(b);

(d) Heidrick U.S. will have made offers of employment to the employees set forth on Schedule 7.8 who are actually employed as of the Closing Date; and

(e) In addition to any other documents to be delivered or actions to be taken under other provisions of this Agreement, at the Closing, Buyers will deliver or cause to be delivered to Sellers:

(i) The Closing Payment as provided in Section 3.2;

(ii) One or more assignment and assumption agreement(s) assuming the Assumed Contracts and the Assumed Liabilities executed by Buyers, in form and substance reasonably satisfactory to Sellers; and

(iii) A certified copy of the resolutions adopted by Buyers authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions provided for herein and therein.

8.4 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Sellers, the Shareholders and Buyers;

(b) by Buyers by written notice to the Shareholders’ Representative if:

(i) Buyers are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers or the Shareholders pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 8 and such breach, inaccuracy or failure is not or cannot be cured by Sellers or the Shareholders, as applicable, by March 31, 2016 (the “Drop Dead Date”); or

(ii) any of the conditions set forth in Section 8.1 or Section 8.2 have not been fulfilled by the Drop Dead Date, unless such failure is due to the failure of Buyers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing; or

(c) by Sellers and the Shareholders by written notice to Buyers if:

(i) Sellers and the Shareholders are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 8 and such breach, inaccuracy or failure is not or cannot be cured by Buyers by the Drop Dead Date; or

(ii) any of the conditions set forth in Section 8.1 or Section 8.3 have not been fulfilled by the Drop Dead Date, unless such failure is due to the failure of Sellers or the Shareholders to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing.

ARTICLE 9: POST-CLOSING COVENANTS

9.1 DSI Matters.

(a) Use of Proceeds; Shareholder Matters. Sellers and the Shareholders agree that, after receipt of the Final Closing Payment and establishing appropriate reserves necessary for the wind-up and liquidation of the Excluded Liabilities and other operations of Sellers not assumed by Buyers in connection with this Agreement, the proceeds of the transactions contemplated by this Agreement will be used, except with respect to the Continuing Shareholders, to redeem any and all shares or other equity interests, or rights to such equity interests held by any Person in Sellers, as set forth on Annex I. Upon the completion of such redemption the Continuing Shareholders will be the sole shareholders of DSI. Sellers will provide Buyers with documentation reasonably satisfactory to Buyers evidencing the redemption and the post Closing equity ownership of Sellers. Following the redemption, the Continuing Shareholders will not sell, transfer, assign, or encumber equity interests in Sellers; provided, however, that (i) the Continuing Shareholders are permitted to sell equity interests to one of the other the Continuing Shareholders or cause DSI to redeem such Continuing Shareholders’ shares if written notice and documentation related to such transfer is provided to Buyers in advance and (ii) a Continuing Shareholder may transfer equity interests to a trust established for estate planning purposes so long as all of the current beneficiaries of any such trust are related to the Continuing Shareholder as a parent, spouse, children or sibling (or lineal descendants of any of the foregoing).

(b) Paul Schoemaker. Within 10 days of the redemption referenced in Section 9.1(a) above, Paul J. H. Schoemaker will have delivered a written release and resignation satisfactory to Buyers resigning his positions as director, officer or otherwise of Sellers, and releasing Sellers, Buyers and their respective Affiliates from any obligations owed to Paul J. H. Schoemaker from Sellers.

(c) Shareholders Agreement. As soon as practicable following the redemption referenced in Section 9.1(a) above, but in no event later than 30 days following the receipt of the Final Closing Payment, Sellers and the Shareholders will terminate or amend, at their discretion, the DSI Shareholders Agreement in a form reasonably acceptable to Buyers.

(d) Use of Name. From and after the Closing, except as may be required by or pursuant to Section 3.6 or requested by Buyers in writing, Sellers will amend their Organizational Documents so as to delete therefrom any of Sellers’ Intellectual Property Rights (including the names “Decision Strategies International,” “Strategic Radar,” and any deviations thereof) and will file, within five Business Days after the Closing Date, such documents as are necessary to reflect such name change in their states of formation or organization and the other jurisdictions where they are qualified to do business as a foreign Person. From and after the Closing Date, Sellers agree they will not adopt any name that is confusingly similar to, or a derivation of, Sellers’ Intellectual Property Rights. Notwithstanding the foregoing, Sellers will be entitled to use Sellers’ Intellectual Property Rights for purposes of prosecuting or defending third-party claims (including claims for indemnification from third parties), filing and appealing tax returns, for biographical and work history purposes of the Shareholders, and for legitimate business purposes associated with the wind-down and dissolution of Sellers, when they occur.

(e) Sellers’ Activities. From and after the Closing, Sellers and the Shareholders agree that Sellers’ activities and business operations will be limited to actions necessary to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements, and to complete the wind-down and dissolution of Sellers.

9.2 Employee Related Matters.

(a) 401(k) Plan. As of the Commencement Date, each Transferred Employee will be fully vested in his or her account balance under the DSI 401(k) Plan. Effective as of the Commencement Date, each Transferred Employee will be eligible to effect a “direct rollover” (as described in Section 401(a)(31) of the Code) of his or her account balance under the DSI 401(k) Plan to any defined contribution plan sponsored by Heidrick U.S. or any of its Affiliates in the form of cash. Following the Closing, Sellers will take all action necessary to terminate the DSI 401(k) Plan, and any other profit sharing plan.

(b) No Third Party Rights. Nothing in this Section 9.2, whether express or implied, will (i) create any third-party beneficiary or other rights in any employee or former employee of Sellers (including any beneficiary or dependent thereof), any other participant in any Employee Plan or any other Person; (ii) create any rights to continued employment with

Sellers, Buyers or any of their Affiliates; or (iii) constitute or be deemed to constitute an amendment to any Employee Plan or any employee benefit plan, program, policy, agreement or arrangement of Buyers or any of their Affiliates.

9.3 Tax Matters.

(a) Transfer Taxes. All transfer, excise, documentary, sales, use, stamp, registration, recording, VAT (other than UK VAT, to which Section 9.6 shall apply) and other similar Taxes and fees (including any penalties and interest) imposed on Buyers or Sellers in connection with this Agreement and the Ancillary Agreements, but excluding any Taxes based on or attributable to income or gains (“Transfer Taxes”) will be borne and paid 50% by each of Sellers and Buyers. Sellers will timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Within 30 days after filing, Sellers will provide Buyers with copies of all such Tax Returns and evidence that all such Transfer Taxes have been timely paid. If, and to the extent, Buyers are required by law to file Tax Returns and other documentation relating to such Transfer Taxes, then Buyers will timely file such Tax Returns and other documentation. If Buyers pay a Transfer Tax at the Closing or pursuant to a post Closing assessment by a Taxing Authority, then Sellers will, or will cause another Seller Party to, reimburse Buyers for such Transfer Taxes (together with any interest and penalties) and the costs of preparation of any Tax Returns. Any reimbursement hereunder will be paid within 14 Business Days of Buyers’ demand therefor.

(b) Certain Seller Prepared Tax Returns. To the extent permitted under applicable law, Sellers will prepare or cause to be prepared and timely file or cause to be timely filed all non-income Tax Returns with respect to the Purchased Assets for a Pre-Closing Tax Period that are required to be filed after the Closing Date, including such Tax Returns for a Straddle Period. All Tax Returns required to be filed pursuant to this Section 9.3(b) will be filed in a manner consistent with prior practices, unless (i) otherwise required by applicable law or (ii) the Shareholders’ Representative concludes that there is no reasonable basis for such position. The Shareholders’ Representative, on behalf of Sellers, will promptly pay, or cause to be promptly paid the amount of such Tax for which Sellers are responsible pursuant to this Agreement for any such Tax Return.

9.4 Covenant Not to Compete, Solicit or Hire; Confidentiality.

(a) Non-Competition.

(i) Except as set forth on Schedule 9.4, during the Non-Compete Period, the Sellers Parties will not, and will cause their respective Affiliates not to, directly or indirectly, (A) enter into, engage in, consult, manage or otherwise participate in the operation of any business that competes with the Business (as currently conducted as of the Closing Date) within the Restricted Territory, (B) solicit Clients, Prospective Clients, business, patronage or orders for, or sell, any products or services in competition with, or for any business, wherever located, that competes with the Business within the Restricted Territory; (C) divert, entice or otherwise take away any Clients, Prospective Clients, business, patronage or orders of the Business (as currently conducted as of the Closing Date) within the Restricted Territory, or attempt to do so; or (D) promote or assist, financially or otherwise, any Person engaged in any business within the Restricted Territory that competes with the Business (as currently conducted as of the Closing Date). Nothing contained in this Section 9.4 will prohibit the Shareholders from acquiring or holding at any one time a passive investment of less than 5% of the outstanding shares of capital stock of any publicly traded corporation that may compete with Buyers within the Restricted Territory. For the purposes of this Section 9.4, the “Seller” will also include any and all of its direct and indirect subsidiaries, parents, Affiliates, or related companies of Sellers from time to time.

(ii) Seller Parties will be released from the restrictions set forth in this Section 9.4(a) if at any time during the Non-Compete Period Buyers withdraw from or wind up or publicly announce that they are, or will be, withdrawing from or winding up all of the material lines of business performed in the Leadership Consulting Business of Buyers.

(iii) A Continuing Shareholder will be released from the restrictions set forth in this Section 9.4(a) to the extent (but only to the extent) such Shareholder is terminated without Cause (as defined in such Shareholder’s employment agreement with Buyers or their Affiliates) or resigns for Good Reason (as defined in such Shareholder’s employment agreement with Buyer or their Affiliates) and, at the time of such termination or resignation, no other partners of Buyers or their Affiliates offer services of the same nature.

(b) Non-Solicitation. During the Non-Compete Period, the Seller Parties will not, and will cause their respective Affiliates not to, directly or indirectly at any time attempt to disrupt, damage, impair or interfere with the Business by raiding any of Buyers’ or their Affiliates’ employees or soliciting any of them to resign from their employment by Buyers or their Affiliates or by disrupting the relationship between Buyers or their Affiliates and any of their respective consultants, agents, representatives or vendors. Each of the Seller Parties acknowledges that this covenant is necessary to enable Buyers to maintain a stable workforce and remain in business.

(c) Non-Disclosure.

(i) Each of the Seller Parties will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available or, except in the course of performing such Shareholder’s duties as an employee or a consultant of Buyers or their Affiliates (if applicable), use any Trade Secrets or confidential business and technical information of Buyers, the Business or any of its customers or vendors, whatever its nature and form and without limitation as to when or how the Seller Party may have acquired such information. Such confidential information includes the Business’s unique selling, development and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, Client and Prospective Client lists, other Client and Prospective Client information and other business information, but does not include any information that is available to the public on the Closing Date or thereafter becomes available to the public other than as a result of a breach of this Section 9.4(c) or which is obtained by a Seller or Shareholder from a Third Party without breach by such Third Party of any confidentiality obligation. Each of the Seller Parties specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of the Shareholders and whether compiled by Buyers, Sellers or the Shareholders, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by Buyers to maintain the secrecy of such information, that such information is the sole property of Buyers and that any retention and use of such information by the Seller Parties (except in the course of performing duties and obligations to Buyers) will constitute a misappropriation of Buyers’ trade secrets. The foregoing covenant will not prevent Sellers or the Shareholders from disclosing any information as required by law or in response to the order of a court or Governmental Authority.

(ii) Upon termination of a Shareholder’s employment, consulting or other arrangement with Buyers, for any reason, or at any time upon the request of Buyers, the Shareholder will return to Buyers, in good condition, all property owned by Buyers, including the originals and all copies of any materials that contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 9.4(c)(i).

(d) Nondisparagement. During the Non-Compete Period, (i) each of the Seller Parties and (ii) each employee of Buyers who has been materially involved in the negotiation of this Agreement or the due diligence process related to this Agreement will refrain from, in any manner, directly or indirectly, all conduct, oral or otherwise, that disparages or damages or could disparage or damage the reputation, goodwill, or standing in the community of the other Parties hereto; provided, however, that nothing contained herein will prohibit any person from complying with any law or order of a Governmental Authority.

(e) Acknowledgment and Relief. Each of the Seller Parties acknowledges that (i) its obligations under this Section 9.4 are reasonable in the context of the nature of the Business and the competitive injuries likely to be sustained by Buyers if the Seller Parties were to violate such obligations, (ii) the covenants in this Section 9.4 are adequately supported by consideration from Buyers for the benefit of Buyers after the Closing Date, and (iii) the foregoing makes it necessary for the protection of the Business that the Seller Parties not compete with Buyers for the reasonable period contained herein. Each of the Seller Parties acknowledges and agrees that the remedy at law available to Buyers for breach of any of such Seller Parties’ obligations under this Section 9.4 would be inadequate; therefore, in addition to any other rights or remedies that Buyers may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in this Section 9.4, without the necessity of proof of actual damage. If it is judicially determined that a Seller Party has violated this Section 9.4, then the period applicable to each obligation that the such Seller Party has been determined to have violated will automatically be extended by a period of time equal in length to the period during which such violation occurred.

(f) Other Agreements. The obligations and restrictions set forth in this Section 9.4 are in addition to the provisions of any employment, consulting or other agreement between Buyers and the Shareholders that may be entered into from time to time and addresses the same or similar subject matter covered by this Section 9.4.

9.5 Collections. After the Closing, (a) Sellers will promptly (but in no event later than 10 days after receipt thereof) deliver to Buyers any cash, checks or other property that it receives in connection with or relating to the Purchased Assets and operation of the Business following the Closing and (b) at Buyers’ direction, provide reasonable assistance to Buyers, at Buyers’ sole cost, in collection efforts relating to the Purchased Assets and operation of the Business.

9.6 UK VAT.

(a) All sums payable, or consideration given, by Buyers to DSI Limited under this Agreement are exclusive of UK VAT.

(b) DSI Limited and Buyers intend (and shall take all practicable steps to procure) that article 5 of the Value Added Tax (Special Provisions) Order 1995 shall apply to the sale of the UK Business and UK Purchased Assets under this Agreement, so that the sale is treated as neither a supply of goods nor a supply of services for UK VAT purposes.

(c) Heidrick UK warrants to DSI Limited that Heidrick UK:

(i) is registered for UK VAT purposes, or has applied for registration for UK VAT purposes with an effective date on or before the Closing Date; and

(ii) intends to use the UK Purchased Assets to carry on the UK Business as a going concern and as the same kind of business as carried on by DSI Limited before Closing.

(d) If HM Revenue & Customs determines that UK VAT is chargeable in respect of any supply by DSI Limited under this Agreement, including the supply of all or any part of the UK Business and UK Purchased Assets:

(i) DSI Limited shall deliver to Heidrick UK a valid UK VAT invoice in respect of the UK VAT payable; and

(ii) Heidrick UK shall pay to DSI Limited, within five Business Days of receipt of such UK VAT invoice, a sum equal to:

(A) 100% of the amount of any UK VAT, interest and penalties payable by DSI Limited to the extent that the liability for UK VAT relates to a breach by Heidrick UK of its obligations or warranties under Section 9.6(c).

(B) 50% of the amount of UK VAT, interest and penalties payable by DSI Limited in relation to the UK Purchased Assets, to the extent that the liability for UK VAT is not related to a breach of this Section 9.6; and

(e) DSI Limited and Heidrick UK do not intend to make a joint application to HM Revenue & Customs under regulation 6(1)(d) of the VAT Regulations 1995 for Heidrick UK to be registered for UK VAT under DSI Limited’s UK VAT registration number.

(f) This Section 9.6 shall apply in priority to any provision of this Agreement to the contrary.

ARTICLE 10: INDEMNIFICATION

10.1 Survival of Representations and Warranties. The representations and warranties in this Agreement and the Schedules attached hereto or in any writing delivered by any Party to any of the other Parties in connection with this Agreement will survive the Closing until the 18 month anniversary of the Closing Date, except that the representations and warranties in Section 4.1 (Organization and Power), Section 4.2(a) (Authorization), Section 4.5(a) (Indebtedness), Section 4.8(a) (Assets), Section 4.9 (Taxes), Section 4.22 (Brokerage), Section 4.23 (Affiliate Transactions), Section 4.24 (Solvency), Section 5.1 (Organization and Power), Section 5.2 (Authorization), Section 5.4 (Broker’s Fees), Section 6.1 (Organization and Power), Section 6.2 (Authorization), and Section 6.4 (Brokerage) (collectively, the “Fundamental Representations”) will terminate 30 days following the expiration of the applicable statutes of limitations. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under Section 10.2, and the indemnity with respect thereto, will survive the time at which it would otherwise terminate pursuant to this Section 10.1 if written notice of the inaccuracy or breach thereof giving rise to a right or alleged right of indemnity under this Article 10 will have been given to the Party against whom such indemnity may be sought prior to such time. The covenant contained in Section 7.3 will expire at the Closing. Each covenant and agreement of Sellers, the Shareholders and Buyers contained in this Agreement, which by its terms is required to be performed after the Closing Date, will survive the Closing and remain in full force and effect until such covenant or agreement is performed.

10.2 General Indemnification.

(a) Indemnification for Benefit of Buyer Parties.

(i) Sellers and the Shareholders will (in accordance with the procedures, and to the extent, set forth in Section 10.6 and the last sentence of this Section 10.2(a)(i)) from and after the Closing indemnify, defend and hold harmless the Buyer Parties against and pay on behalf of or reimburse such Buyer Parties as and when incurred for any Losses which any such Buyer Party will suffer, sustain or become subject to, as a result of, or by virtue of (1) any inaccuracy in or breach of any representation or warranty of Sellers made in Article 4 and any of the Schedules attached hereto or the certificate delivered under Section 8.2(b), (2) any nonfulfillment or breach of any covenant or agreement by Sellers under this Agreement, or (3) any liability or obligation of Sellers or the Shareholders arising from an Excluded Asset or which is an Excluded Liability. The obligation of Sellers and the Shareholders to indemnify, defend and hold harmless the Buyer Parties pursuant to this Section 10.2(a)(i) will be joint and several.

(ii) Each Shareholder, severally and not jointly, will from and after the Closing indemnify, defend and hold harmless the Buyer Parties against and pay on behalf of or reimburse such Buyer Parties as and when incurred for any Losses which any such Buyer Party will suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of (1) any inaccuracy or breach of the representations and warranties of such Shareholder made in Article 5 and (2) any nonfulfillment or breach of any covenant on the part of such Shareholder. Notwithstanding the foregoing, DSI Limited will not be obligated to indemnify the Buyer Parties for any Losses that do not arise from the UK Business or the UK Purchased Assets.

(b) Indemnification for Benefit of Sellers and the Shareholders. Buyers will from and after the Closing indemnify, defend and hold harmless Sellers and the Shareholders against any Losses which Sellers or the Shareholders will suffer, sustain or become subject to, as the result of, in connection with, relating or incidental to or by virtue of (i) any inaccuracy in or breach of any representation or warranty of Buyers made in Article 6 or the certificate delivered under Section 8.3(c); (ii) any nonfulfillment or breach of any covenant or agreement by Buyers under this Agreement, or (iii) any liability or obligation of Sellers arising from an Assumed Liability.

(c) Solely for purposes of determining the amount of Losses that are the subject of a claim for indemnification under Section 10.2(a)(i)(1), Section 10.2(a)(ii)(1) and Section 10.2(b)(i), each representation or warranty set forth in this Agreement that is qualified by materiality, Material Adverse Effect or other similar qualifications shall be read without regard and without giving effect to any such qualification. For the avoidance of doubt, full effect shall be given to such materiality or Material Adverse Effect or similar qualification for determining whether there has been a breach of any representation or warranty in this Agreement.

10.3 Limits on Indemnification.

(a) Neither the Buyer Parties, Sellers nor the Shareholders will be entitled to recover under the provisions of this Article 10 for any inaccuracy in or breach of a representation or warranty pursuant to Section 10.2(a)(i)(1), Section 10.2(a)(ii)(1) or Section 10.2(b)(i), as applicable, until the aggregate amount which the Buyer Parties, Sellers or the Shareholders, as applicable, would be entitled to recover on account thereof, but for this Section 10.3, exceeds $100,000 in the aggregate (the “Basket Amount”), in which event the Buyer Parties, Sellers or the Shareholders, as applicable, will be entitled to recover for all Losses in excess of the Basket Amount; provided, however, that the foregoing limitation will not apply to recovery for an inaccuracy in or breach of any Fundamental Representation.

(b) Other than with respect to Section 10.2(a)(i)(3), and fraud, the aggregate liability of Sellers and the Shareholders to indemnify the Buyer Parties under Article 10 will not exceed $1,200,000. Notwithstanding anything to the contrary herein, the aggregate liability of each Shareholder to indemnify the Buyer Parties from and against any Losses will be limited to an amount equal to the proceeds actually received by such Shareholder from Sellers in connection with the transaction contemplated by this Agreement.

(c) With respect to Losses arising under Section 10.2(a)(ii), such Losses will be satisfied only by such Shareholder individually, subject to the limitations contained herein.

10.4 Third Party Claims.

(a) If subsequent to the Closing any third party notifies any Person entitled to indemnification pursuant to Section 10.2 (an “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification hereunder, the Indemnified Party will deliver to the Party or Parties from which indemnification is sought (which in the case of a claim against Sellers or the Shareholders will be satisfied by notice to the Shareholders’ Representative) (collectively, the “Indemnifying Party”) in writing of the Third Party Claim together with a statement of any available information regarding such Third Party Claim; provided, however, that the failure to deliver such notice promptly will not relieve the Indemnifying Party of their obligations hereunder, except (and then only) to the extent that the Indemnifying Party is actually prejudiced thereby.

(b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel reasonably acceptable to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party, within 30 days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party that the Indemnifying Party is assuming the defense against (or settlement of) such Third Party Claim and will indemnify the Indemnified Party against such Third Party Claim in its name or, if necessary, in the name of the Indemnified Party in accordance with the terms and limitations of this Article 10 and (ii) the Indemnifying Party conducts the defense of the Third Party Claim in an active and diligent manner; provided, however, that the Indemnifying Party will not be entitled to assume the conduct and control of such defense (or, as applicable, the Indemnifying Party will be obligated to cede the conduct and control of such defense to Indemnified Party) if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, criminal allegation or investigation or (B) the Indemnified Party will be advised in writing by counsel chosen by it that there are one or more defenses available to the Indemnified Party which the Indemnifying Party has not or cannot assert on behalf of the Indemnified Party (in which case, the Indemnified Party will be entitled to assume the conduct and control of the proceeding to the limited extent solely necessary to preserve and assert such defense on its behalf); provided, further, that in either such event, the Indemnifying Party may continue to participate in the defense of the Third Party Claim at its own expense. In the event the Indemnifying Party fails to give notice that such Indemnifying Party is exercising its right to defend the Indemnified Party within the time and as prescribed by Section 10.5 or is otherwise not permitted to assume the defense of such claim in accordance with this Section 10.4, then the Indemnified Party will have the right to conduct such defense at the Indemnifying Party’s cost and expense; provided, however, that the Indemnified Party will be prohibited from compromising or settling the claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, delayed or conditioned). In the event that the Indemnifying Party does deliver notice prescribed in this Section 10.4 and is otherwise permitted to conduct the defense of the subject Third Party Claim in accordance with this Section 10.4, the Indemnified Party will cooperate with Indemnifying Party, all at the expense of the Indemnifying Party. Regardless of which Party defends such claim, the other Party will have the right, at its sole expense, to participate in the defense assisted by counsel of its own choosing.

(c) So long as the conditions set forth in Section 10.4(b) are and remain satisfied, then (i) the Indemnifying Party may conduct the defense of the Third Party Claim in accordance with Section 10.4(b), (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense and (iii) the Indemnifying Party will not, except with the consent of the Indemnified Party (which consent will not be unreasonably withheld, delayed or conditioned), consent to the entry of any judgment or enter into any settlement, except that no consent will be required if (1) the sole relief provided is monetary damages that are entirely paid or reimbursed by the Indemnifying Party, (2) there is no finding or admission of any violation of applicable law and (3) such settlement includes an unconditional release from all liability with respect to such claim. Notwithstanding anything to the contrary in this Section 10.4, Sellers shall not settle any Third Party Claim related to Taxes if the resolution of such Third Party Claim reasonably could be expected to materially adversely affect the Tax liability or Tax attributes of Buyers or their Affiliates for any Tax period ending after the Closing Date, unless Sellers obtain Buyers’ prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

10.5 Procedures Relating to Direct Indemnification Claims. An Indemnified Party seeking indemnification hereunder for a claim not involving a third party will, within the relevant limitation period provided for in this Article 10, (i) in the case of indemnification sought by any Buyer Party, give to the Shareholders’ Representative, or (ii) in the case of indemnification sought by Seller or the Shareholders, give to Buyers, written notice (a “Direct Claim Notice”) describing in reasonable detail the facts giving rise to the indemnification claim. The Indemnifying Party will have 30 days after its receipt of a Direct Claim Notice to (i) agree to the amount set forth in the Direct Claim Notice and pay such amount to such Indemnified Party in immediately available funds or (ii) provide such Indemnified Party with written notice that it disputes its obligation to provide the indemnification sought in the Direct Claim Notice (a “Claim Dispute Notice”). If the Indemnifying Party does not notify the Indemnified Party within 30 days following its receipt of such notice that Indemnifying Party disputes its liability to the Indemnified Party with respect to such claim, such claim specified in the Direct Claim Notice will be conclusively deemed a liability of the Indemnifying Party. If the Indemnifying Party delivers a Claim Dispute Notice, the Indemnified Party and the Indemnifying Party will negotiate in good faith to resolve the matter. In the event that the controversy is not resolved within 30 days of the giving of the Claim Dispute Notice, the Parties thereafter may pursue any and all available remedies at law (subject to the limitations and conditions provided in this Agreement).

10.6 Exclusive Remedies. The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims, other than claims arising from fraud, for breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, will be pursuant to the indemnification provisions set forth in this Article 10. Nothing in this Section 10.6 will limit any Person’s right to seek and obtain any equitable relief to which such person is entitled pursuant to Sections 9.4 or 11.13.

10.7 Other Indemnification Provisions.

(a) An Indemnified Party will be responsible for taking or causing to be taken reasonable steps to mitigate its Losses upon and after becoming aware of any event that could reasonably be expected to give rise to Losses that may be indemnifiable under this Agreement.

(b) Any payments under this Article 10 will be treated by the Parties for federal, state and local income Tax purposes as a purchase price adjustment, except to the extent that a contrary treatment is required by applicable law. Any indemnification payment made under this Agreement will take into account (i) any Tax benefit to the Indemnified Party resulting from the Loss giving rise to such payment (but, for the avoidance of doubt, such indemnification payment will only take such Tax benefit into account at such time when the Tax benefit results in a reduction of cash taxes actually paid or currently owed to a Taxing Authority), net of any Tax cost to the Indemnified Party from receipt of the indemnification payment (but only at such time when the Tax cost results in an increase of cash taxes actually paid or currently owed to a Taxing Authority), and (ii) any net insurance proceeds (exclusive of deductible amounts, coinsurance and self-insurance proceeds) or net reimbursement from any third party to the extent actually collected by the Indemnified Party in compensation for the same Loss with respect to which indemnification is sought. If an Indemnified Party receives any amounts under applicable insurance policies, from any other third party with indemnification obligations or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by any Indemnifying Party, then such Indemnified Party will promptly reimburse the Indemnifying Party for any payment made by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party.

ARTICLE 11: MISCELLANEOUS

11.1 Parent Guaranty. Guarantor hereby guarantees all payments required to be made by Buyers under this Agreement, including payment of the Purchase Price at Closing in accordance with Section 3.2 and payment of the Post Closing Consideration in accordance with Section 3.4.

11.2 Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived; provided, however, that (i) any such amendment or waiver will be binding upon Sellers and the Shareholders only if set forth in a writing executed by Sellers and the Shareholders, and (ii) any such amendment or waiver will be binding upon Buyers only if set forth in a writing executed by Buyers. No course of dealing between or among the Parties will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement and a waiver of any provision by any Party on one occasion will not be deemed to be a waiver of the same or any other breach on a future occasion.

11.3 Publicity. Buyers, Sellers and the Shareholders agree to communicate with each other and cooperate with each other prior to the initial press release regarding this Agreement and the transactions contemplated hereby, which press release will be reasonably acceptable to the Parties.

11.4 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when personally delivered, sent by telecopy (with confirmation of receipt) or sent by reputable overnight express courier (charges prepaid), or (ii) upon receipt or refusal to accept delivery, if sent by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to Sellers, the Shareholders’ Representative or Buyers will be sent to the addresses indicated below:

Notices to Sellers:

Decisions Strategies International, Inc.

101 W. Elm Street, Suite 520

Conshohocken, PA 19428

Attn: Howard Cohen

E-mail: Cohen@DecisionStrat.com

with a copy to:

(which will not constitute notice to Sellers)

Royer Cooper Cohen Braunfeld LLC

101 W. Elm Street, Suite 220

Conshohocken, PA 19428

Attn: John E. Royer, Jr.

E-mail: jroyer@rccblaw.com

Notices to the Shareholders’ Representative:

Paul J. H. Schoemaker

755 N Ocean Blvd

Delray Beach, FL 33483

Notices to Buyers:

Heidrick & Struggles, Inc.

c/o Heidrick & Struggles International, Inc.

4900 Willis Tower

233 South Wacker Dr.

Chicago, IL, 60606

Attention: General Counsel

Facsimile: (312) 496-1297

E-mail: sbeard@heidrick.com

with a copy to:

(which will not constitute notice to Buyers):

Jones Day

77 W. Wacker Dr., Suite 3500

Chicago, IL

Attn: D. Michael Murray

E-mail: dmmurray@jonesday.com

11.5 Expenses. Except as otherwise expressly provided in Section 9.3(a) and Section 9.6, each Party will pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiation and execution of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. Without limiting the foregoing, each Party will pay its own expenses incurred in connection with its efforts to satisfy the conditions to the other Party’s obligation to consummate the transactions contemplated hereby.

11.6 Assignment.

(a) This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

(b) Except as permitted by Section 9.1(a), neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Sellers or the Shareholders without the prior written consent of Buyers.

(c) Notwithstanding anything herein to the contrary, Buyers may assign in whole or in part its rights and obligations pursuant to this Agreement (including the right to purchase the Purchased Assets and the obligation to assume the Assumed Liabilities) and all other agreements, documents and instruments executed and/or delivered in connection herewith to one or more of its Affiliates, and Buyers may, in their sole discretion, direct Sellers to convey the Purchased Assets, in whole or in part, to one or more of its Affiliates; provided, however, that no such assignment or direction will relieve or release Buyers from any of their obligations under this Agreement, whether required to be paid or performed prior to or after the Closing.

11.7 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any person or circumstance will be held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision will be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible. The provisions of this Section 11.7 are in intended to be in addition to, and will not be interpreted to interfere with, limit or otherwise narrow the scope of, Section 9.4.

11.8 Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule or Exhibit attached hereto and not otherwise defined therein will have the meaning set forth in this Agreement. The use of the word “including” herein (including any derivations thereof) will mean “including without limitation.”

11.9 Entire Agreement. This Agreement, together with the schedules and exhibits hereto, and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

11.10 Counterparts. This Agreement may be executed in one or more counterparts (including by means of telecopied, email or .pdf signature pages), all of which will be considered one and the same agreement, and will become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

11.11 Governing Law. THE LAWS OF THE STATE OF DELAWARE WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEABILITY OF THIS AGREEMENT AND THE SCHEDULES ATTACHED HERETO, AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. THE PARTIES UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING OR OTHER ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

11.12 No Strict Construction. All of the Parties confirm that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement will be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person.

11.13 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11.11), in addition to any other remedy to which they may be entitled, at law or in equity.

11.14 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein expressed or implied (including Section 7.8 or Section 9.2), will give or be construed to give any Person, other than the Parties hereto and such permitted assigns, any legal or equitable rights hereunder.

11.15 Bulk Transfer Laws. Buyers hereby waive compliance by Sellers with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets.

11.16 Shareholders’ Representative.

(a) Sellers and the Shareholders hereby irrevocably constitute and appoint the Shareholders’ Representative as their true and lawful attorney-in-fact and agent with full power of substitution to: (i) accept on behalf of Sellers and the Shareholders service of process and any notices required to be served on any Shareholders; and (ii) take all actions to be taken by Sellers or the Shareholders under this Agreement, including to deliver notices to be served on Buyers by any such Party and to control the defense and settlement of any and all claims for indemnification by any Buyer Parties against any Seller or any Shareholder under Article 10 of this Agreement.

(b) Sellers and each Shareholder hereby agree that: (i) in all matters in which action by the Shareholders’ Representative is required or permitted, the Shareholders’ Representative is authorized to act on behalf of Sellers and the Shareholders, notwithstanding any dispute or disagreement among any Seller or any Shareholder, and any Buyer Party will be entitled to rely on any and all action taken by the Shareholders’ Representative under this Agreement without any liability to, or obligation to inquire of, any Seller or any Shareholder, notwithstanding any knowledge on the part of any Buyer Party of any such dispute or disagreement; (ii) notice to the Shareholders’ Representative, delivered in the manner provided in Section 11.4, will be deemed to be notice to Sellers and all Shareholders for the purposes of this Agreement; (iii) the power and authority of the Shareholders’ Representative, as described in this Agreement, will continue in full force until all rights and obligations of Sellers and the Shareholders under this Agreement will have terminated, expired or been fully performed.

(c) Sellers and each Shareholder agree that, notwithstanding the foregoing, at the request of Buyers, each Seller or such Shareholder will take all actions necessary or appropriate to consummate the transaction contemplated hereby individually on such Seller’s or Shareholder’s own behalf, and delivery of each and every document required of such Seller or Shareholder pursuant to the terms hereof.

(d) In the event that the Shareholders’ Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns from such position, then the Shareholders then holding a majority of the outstanding shares of DSI will select another representative to fill such vacancy and such substituted representative will be deemed to be the Shareholders’ Representative for all purposes of this Agreement and the documents delivered pursuant hereto.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be duly executed as of the date and year first written above.

BUYERS:

HEIDRICK & STRUGGLES, INC.

By:	/s/ Stephen W. Beard
Name:	Stephen W. Beard
Its:	Executive Vice President and Chief Administrative Officer

HEIDRICK & STRUGGLES LEADERSHIP CONSULTING LTD.

By:	/s/ Stephen W. Beard
Name:	Stephen W. Beard
Its:	Executive Vice President and Chief Administrative Officer

GUARANTOR:

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

By:	/s/ Stephen W. Beard
Name:	Stephen W. Beard
Its:	Executive Vice President and Chief Administrative Officer

[Signatures continue on following pages]

[Signature page to Asset Purchase Agreement]

SELLERS:

DECISION STRATEGIES INTERNATIONAL, INC.

By:	/s/ Paul J.H. Schoemaker
Name:	Paul J. H. Schoemaker
Its:	Executive Chairman

DECISION STRATEGIES INTERNATIONAL (UK) LIMITED

By:	/s/ Paul J.H. Schoemaker
Name:	Paul J. H. Schoemaker
Its:	Director

By:	/s/ Rob Adams
Name:	Rob Adams
Its:	Director

[Signature page to Asset Purchase Agreement]

SHAREHOLDERS:

/s/ Paul J.H. Schoemaker	/s/ Howard Cohen
Paul J. H. Schoemaker	Howard Cohen

/s/ Roch Parayre
Roch Parayre

/s/ Rob Adams
Rob Adams

/s/ James Lang
James Lang

/s/ Steve Krupp
Steve Krupp

/s/ Toomas Truumees
Toomas Truumees

[Signature page to Asset Purchase Agreement]